UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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2024 Notice of
Annual Meeting and
Proxy Statement
February 7, 2024 | 8:00 a.m. EST

Letter to our stockholders
Embecta Corp.
300 Kimball Drive, Ste 300
Parsippany, New Jersey 07054
www.embecta.com
December 19, 2023
Dear fellow stockholders,
I’m pleased to invite you to attend the 2024 Annual Meeting of Stockholders (2024 Annual Meeting) of Embecta Corp. (Embecta), to be held at 8:00 a.m. EST on February 7, 2024, at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey.
We launched Embecta with a vision of helping more people live a life unlimited by diabetes and, in our first full fiscal year, we exceeded our financial and business performance expectations in each quarter by focusing on three strategic priorities — each of which remains a key area of focus for fiscal 2024: strengthening our core business; continuing the process of separating and standing up Embecta as an independent company; and investing for growth.
Our core business remained stable because we earned the trust of our customers with safe, reliable, and cost-effective injection devices, which have been available without disruption despite the ongoing macroeconomic challenges posed by inflation, supply chain disruptions, and geopolitical instability.
We have made substantial progress in separating and standing up Embecta, exiting a number of transition service agreements with BD and opening several new regional offices worldwide, including our new global headquarters in Parsippany, New Jersey. We also implemented our new enterprise resource planning system and manufacturing execution system, and operationalized our own distribution network and shared services infrastructure in North America (including our plant in Holdrege, Nebraska) and at our plant in Suzhou, China. We will continue the implementation at our remaining manufacturing facility and in the rest of our markets over the coming months.
As our mission is to develop and provide solutions that make life better for people living with diabetes, investing in growth is a top priority. To that end, our research and development teams continue to advance the development of our type 2 closed loop insulin delivery system utilizing Embecta’s proprietary patch pump — which carries Breakthrough Device Designation from the U.S. Food & Drug Administration — and are working to achieve critical milestones in fiscal 2024.
The coming fiscal year marks 100 years since our predecessors introduced the world’s first syringe designed for insulin delivery. By harnessing that heritage of groundbreaking innovation, along with the passion of more than 2,000 Embecta employees worldwide, we have made a difference in countless lives. I believe that by building on what the Embecta team has achieved since launching this company with the singular vision of a life unlimited by diabetes, we can add to our long track record of helping people with diabetes live better lives in 2024.
The accompanying notice of annual meeting and proxy statement describe the matters to be acted upon at our 2024 Annual Meeting, and we also plan to report on matters of interest to Embecta stockholders. Whether or not you plan to join us in person, please take the time to vote so that your shares will be represented and voted at the meeting. You may vote by proxy online or by telephone, by completing and mailing the enclosed proxy card in the return envelope provided, or in person at the meeting.
Thank you for your interest in Embecta and the support you continue to provide as we guide this new company with a long legacy toward even greater success and impact.
Sincerely,

Devdatt (Dev) Kurdikar
President and Chief Executive Officer
i

Notice of annual meeting of stockholders
February 7, 2024
8:00 a.m. Eastern Standard Time
Location: Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey
Record Date: December 11, 2023
The Annual Meeting of Stockholders of Embecta Corp., a Delaware corporation (“Embecta” or the “Company”), will be held on Wednesday, February 7, 2024, at 8:00 a.m. Eastern Standard Time (“EST”), at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey (the “2024 Annual Meeting”).
At the 2024 Annual Meeting, stockholders will consider and act upon the following proposals:
1.	The election as directors of the three nominees named in the attached proxy statement for a two-year term
2.	The ratification of the selection of the independent registered public accounting firm
3.	An advisory vote to approve named executive officer compensation
4.	The approval of an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan
We will also transact such other business as may properly come before the meeting, or any adjournment or postponement thereof. These proxy materials are being mailed or otherwise sent to shareholders of Embecta on or about December 22, 2023.
Stockholders of record as of the close of business on December 11, 2023, are entitled to notice of and to vote at the 2024 Annual Meeting (or any adjournment or postponement thereof).
By order of the Board of Directors,

Jeff Mann
Senior Vice President, General Counsel, Head of Business Development and Corporate Secretary
How To Vote

By Mail Sign, complete and return the proxy card in the postage-paid envelope provided	By Telephone 800-690-6903	Online www.proxyvote.com
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held on February 7, 2024. Embecta’s proxy statement and 2023 Annual Report of Stockholders, which includes Embecta’s consolidated financial statements, are available at investors.embecta.com/financials-filings/annual-reports.

Proxy statement overview
Proposals to be considered at the 2024 Annual Meeting
Proposal		Board Recommendation
1.	The election as directors of the three nominees named in the attached proxy statement for a two-year term	FOR each of the nominees for director
2.	The ratification of the selection of the independent registered public accounting firm	FOR
3.	An advisory vote to approve named executive officer compensation	FOR
4.	The approval of an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan	FOR

Proxy statement overview
Proposal 1	Election of directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
Our Board of Directors (the “Board”) currently consists of nine members. Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, each currently serving a term expiring at the 2024 Annual Meeting, have each been nominated for election at the 2024 Annual Meeting for a term expiring at Embecta’s 2026 annual stockholder meeting. Messrs. Robert (Bob) J. Hombach and Devdatt (Dev) Kurdikar and LTG (Ret.) David F. Melcher are each currently serving a term expiring at the 2025 annual stockholder meeting. Mr. David J. Albritton, Ms. Carrie L. Anderson and Mr. Christopher R. Reidy are each currently serving a term expiring at the 2026 annual stockholder meeting.
A more detailed discussion of this proposal and related disclosures can be found beginning on page 1.
Name	Age	Director Since	Committee Membership
			AC	CMDC	CGNC	TQRC
Directors nominated for election at the 2024 Annual Meeting:
Milton M. Morris, Ph.D. Former President and Chief Executive Officer, Neuspera Medical, Inc.	53	2022
Claire Pomeroy, M.D. President, Albert and Mary Lasker Foundation	68	2022
Karen N. Prange Industrial Advisor, EQT Group and Former Executive Vice President and Chief Executive Officer, Global Animal Health, Medical and Dental Surgical Group of Henry Schein, Inc.	59	2022
Directors whose terms expire at the 2025 annual stockholder meeting:
Robert (Bob) J. Hombach Former Executive Vice President, Chief Financial Officer and Chief Operations Officer, Baxalta Incorporated	57	2022
Devdatt (Dev) Kurdikar President and Chief Executive Officer, Embecta Corp.	55	2022
David F. Melcher Non-Executive Chairman, Embecta Corp.	69	2022

Proxy statement overview
Name	Age	Director Since	Committee Membership
			AC	CMDC	CGNC	TQRC
Directors whose terms expire at the 2026 annual stockholder meeting:
David J. Albritton Founder and Chief Executive Officer, Nineteen88 Strategies	57	2022
Carrie L. Anderson Executive Vice President and Chief Financial Officer, Campbell Soup Company	55	2022
Christopher R. Reidy Retired Executive Vice President, Chief Administrative Officer and Chief Financial Officer, Becton, Dickinson and Company (“BD”)	67	2022
AC - Audit Committee	Chair of the Board
CMDC - Compensation and Management Development Committee	Committee Chair
CGNC - Corporate Governance and Nominating Committee	Member
TQRC - Technology, Quality and Regulatory Committee	Independent
Board key attributes
Ensuring that the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of stockholders is a top priority of the Board and the Corporate Governance and Nominating Committee (the “Governance Committee”). Our Board composition reflects strong Board practices that support regular refreshment based on Board needs and proactive succession planning.
Independence	7 of 9 director nominees and continuing members of the Board are independent

Diverse board representation	67% of director nominees and continuing members of the Board are ethnically and/or gender diverse[1] • 3 directors are women • 1 director is Asian • 2 directors are African American or Black
[1]
Ethnically diverse means identification as a member of one of the following ethnic groups: African American or Black, Alaska Native or Native American, Asian, Hispanic or Latinx, or Native Hawaiian or Pacific Islander.

v

Proxy statement overview
Director diversity matrix (as of December 1, 2023)
Total Number of Directors		9
Part I: Gender Identity	Female		Male
Directors	3		6
Part II: Demographic Background
African American or Black	-		2
Alaskan Native or Native American	-		-
Asian	-		1
Hispanic or Latinx	-		-
Native Hawaiian or Pacific Islander	-		-
White	3		3
Two or More Races or Ethnicities	-		-
LGBTQ+		-
Did Not Disclose Demographic Background		-
Military Service		2
In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that of our nine current directors, two are also military veterans.
Director skills and experience
The Board values having directors who possess a wide variety of relevant skills, professional experience, and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of stockholders.
Listed below are certain of the key skills and experience that the Board considers important for our directors to have in light of our current business in order to contribute to the effective leadership and exercise of oversight responsibilities by the Board.
Medical Device / Medical Professional
Experience with and knowledge of our industry and technologies, as well as our end markets or credentialed or licensed as a professional in any of the medical fields, such as a registered nurse, physician or medical technician.

Executive Leadership	Experience in executive-level positions, such as at large multi-national companies, including public company board experience.
Global / International Business	Experience in a leadership role at an organization with global or international operations.
Financial and Accounting	Experience with financial matters, such as financial markets, financing operations, or accounting and financial reporting processes.
Operations and Manufacturing	Experience with and understanding of operations or manufacturing processes.
Strategy and Innovation	Experience with understanding evolving markets, competitive landscapes, business development and M&A strategy, or internal product development portfolios.
Cybersecurity
Experience managing cybersecurity, information or data security risks or threats, as well as possession of a recognized cybersecurity certification or other skills or expertise related to cybersecurity.

Proxy statement overview

Risk / Crisis Management
Experience overseeing enterprise risk management or business continuity planning, including at an enterprise level, experience overseeing product safety compliance programs and policies, or experience with crisis management, such as the implementation or development of strategies designed to help an organization manage sudden or significant events.

ESG	Experience working with Environmental, Social and Governance (ESG) matters and incorporating these pillars into a sustainable company strategy.
Institutional Investor Perspective	Experience working with large financial funds, money managers, investment banks, trusts or private equity investors.
Regulatory / Compliance	Experience with the regulatory and industry regulations and governing laws, such as FDA device regulations, international requirements and appropriate interactions in regulated sales environments.
Connected Medical Device	Experience working with user engagement, privacy, data security and interconnectivity of hardware and software within the medical device field.
Directors skills composition

Governance best practices
Embecta’s commitment to good corporate governance is embodied in our Corporate Governance Principles. The Corporate Governance Principles set forth the Board’s views and practices regarding a number of governance topics. The Governance Committee assesses the Corporate Governance Principles on an ongoing basis in light of current practices.
The following is a summary of our significant corporate governance practices. A further discussion of our governance practices can be found in “Corporate Governance” below.
Corporate Governance Practices
•	Majority voting standard for election of directors
•	7 out of 9 directors are independent
•	Independent Board Chair
•	Rigorous annual board self-evaluation and director re-nomination process
•	Proxy access by-laws
•	Restrictions on corporate political contributions
•	Director share ownership requirements
•	Overboarding policy

Proxy statement overview
Proposal 2	Ratification of selection of independent registered public accounting firm

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
Ernst & Young LLP (“E&Y”) has been selected by the Audit Committee as the Company’s independent registered public accounting firm (referred to herein as the “independent auditors”) for fiscal year 2024. The Audit Committee is solely responsible for the appointment, compensation, retention, and oversight of Embecta’s independent auditors. Stockholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2024 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
Proposal 3	Advisory vote to approve named executive officer compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.
The Compensation and Management Development Committee’s primary objective in the design of the Embecta compensation program is to fully support the strategic business goals of delivering superior long-term stockholder returns and driving performance to achieve strategic objectives. As such, the program is intended to ensure a high degree of alignment between executive pay and stockholder returns.
CEO target direct compensation mix

Proxy statement overview
Our compensation objectives and practices
	What We Do	What We Don’t Do
Competitive Compensation Program
Significant portion of target annual compensation is delivered in the form of variable compensation tied to performance.
Reinforce and reward behaviors that support our business objectives.
Use of an independent compensation consultant reporting directly to the Compensation Committee.
No individual employment agreements with our executive officers.
Pay for Performance	Align executive compensation with the execution of our business strategy and the creation of long-term stockholder value.	While we emphasize “at risk” pay tied to performance, our program does not encourage excessive risk-taking by management. No guaranteed incentive awards for executive officers.
Strong Compensation Policies
Robust share retention and ownership guidelines.
“Double-trigger” change in control agreements. Our unvested equity compensation awards also have a double-trigger accelerated vesting provision.
New Clawback policy that provides for recoupment of compensation in connection with restatements of financial results, regardless of individual misconduct, in compliance with Nasdaq Global Select Market’s (“Nasdaq”) new listing rules.
Annual say-on-pay vote

No discounting, reloading or repricing of equity awards without stockholder approval.
Prohibition on executives pledging Embecta shares or hedging against the economic risk of ownership.
No excise tax “gross-ups” in our change in control and severance policy.
Limited executive perquisites.

The Compensation Discussion and Analysis beginning on page 34 of this proxy statement describes Embecta’s executive compensation program and the compensation decisions made with respect to our Chief Executive Officer (“CEO”) and the other executive officers named in the Summary Compensation Table on page 52. The Board believes that the information provided in the Compensation Discussion and Analysis and the executive compensation tables demonstrates that our executive compensation programs are appropriately designed, emphasize pay for performance and aligns management and stockholder interests.
This vote is advisory, which means that it is not binding on Embecta, the Board, or the Compensation and Management Development Committee.

Proxy statement overview
Proposal 4	Approval of an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan

At the 2024 Annual Meeting, stockholders will be asked to approve an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan (the “2022 Plan”). The amendment would: (i) increase the number of shares of Embecta common stock authorized for issuance under the 2022 Plan by 3,189,000 shares, (ii) prohibit the substitution of outstanding underwater stock options or stock appreciation rights (“SARs”) with any other awards, in addition to the already existing prohibition on repricing, and (iii) expressly prohibit the payment of dividend rights and dividend equivalents before the vesting of the awards to which they relate. The 2022 Plan is an important part of Embecta’s compensation program. It provides a vehicle for the Company to issue compensatory equity awards to its employees and members of the Board, which in turn increases retention. The use of equity aligns executive pay with the interests of our stockholders. Therefore, the Board believes the approval of this proposed amendment to the 2022 Plan is essential to the Company’s ability to attract, retain, and motivate highly qualified employees in an extremely competitive environment.
The request of 3,189,000 shares is driven by stock price volatility. If the proposed amendment to the 2022 Plan is not approved, we would be required to significantly increase the cash component of our compensation programs by replacing equity awards with cash awards, which does not best align with stockholders’ interests.
A more detailed discussion of this proposal and related disclosures can be found beginning on page 73.
x

Proposal 1: Election of directors
Embecta’s Amended and Restated Certificate of Incorporation (“CoI”) provides that until the 2026 annual stockholder meeting, Embecta’s Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Our Board currently consists of nine members, each serving as either Class I, Class II or Class III directors. Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, the Class II directors, have been nominated for election at the 2024 Annual Meeting for a term expiring at the 2026 annual stockholder meeting. Each nominee is currently serving a term expiring at the 2024 Annual Meeting. The Class III directors are Messrs. Robert (Bob) J. Hombach and Devdatt (Dev) Kurdikar and LTG (Ret.) David F. Melcher, who are each currently serving a term expiring at the 2025 annual stockholder meeting. The Class I directors are Mr. David J. Albritton, Ms. Carrie L. Anderson and Mr. Christopher R. Reidy, who are each currently serving a term expiring at the 2026 annual stockholder meeting.
Each nominee has consented to serve if elected to the Board. If any director nominee becomes unable to accept nomination or election, which is not anticipated, the persons named as proxies will vote for the election of such other person as the Board may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named above.
Below is the biography of each of the nominees for election as a director of Embecta and of those directors of Embecta continuing in office. Embecta directors have a variety of backgrounds, which reflects the Board’s continuing efforts to achieve a diversity of viewpoints, insights and perspectives on the Board. As more fully discussed below, director nominees are considered on the basis of a range of criteria, including their business knowledge and background, prominence and reputation in their fields, global business perspective and commitment to strong corporate governance and citizenship. They must also have experience and ability that is relevant to the Board’s oversight of Embecta’s business and affairs. Each nominee’s biography includes the particular experience and qualifications that led the Board to conclude that the nominee should serve on the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.
Directors - skills and experience
The table below summarizes the key qualifications, skills and attributes of the nominees for director and of those directors of the Company continuing in office that led our Board to conclude that he or she should serve as a director of the Company.

Proposal 1: Election of directors
Nominees for director
Milton M. Morris, Ph.D.
Former Chairman and Chief Executive Officer, Neuspera Medical, Inc.
Age: 53 Director Since: 2022 Independent: Yes Committees: • Compensation and Management Development • Technology, Quality and Regulatory Other Public Directorships: • Myomo, Inc. • Nordson Corporation
Dr. Morris is a medical device C-Suite Executive and a public/private company independent board member. He most recently led Neuspera Medical, Inc.(“Neuspera”), as Chairman and CEO. Prior to joining Neuspera, Dr. Morris was the Senior Vice President of Research & Development and Emerging Therapies at Cyberonics, Inc. (now LivaNova, PLC). Previously, Dr. Morris held several positions of increasing responsibility at Guidant Corporation (“Guidant”) and its successor, Boston Scientific Corporation (“Boston Scientific”), including Principal Research Scientist, Director, Research & Development and Director, Marketing. Prior to joining Guidant, Dr. Morris worked as a Research Assistant in the Medical Computing Laboratory at the University of Michigan in collaboration with the electrophysiology group at the University of Michigan hospital and the Michigan Heart and Vascular Institute.

Dr. Morris serves on the Board of Trustees for Northwestern University, where he chairs the Northwestern Medicine Committee, and is a Fellow in the American Institute for Medical and Biological Engineering, where he was inducted for contributions to developing and commercializing innovations in bioelectronic medicine.

Education

Dr. Morris holds a Master of Business Administration from Northwestern University’s Kellogg School of Management, a Master’s and Ph.D. in Electrical Engineering from the University of Michigan and a Bachelor of Science in Electrical Engineering from Northwestern University.

Qualifications, Skills and Experience

Dr. Morris brings to the Board his leadership experience in the medical industry, his expertise in developing and successfully launching new medical device products, and his deep knowledge of the medical field. Dr. Morris also has extensive experience in global business, operations and manufacturing, strategy and innovation, risk and crisis management and regulatory and compliance matters, as well as experience with institutional investors.

Proposal 1: Election of directors
Claire Pomeroy, M.D.
President, The Albert and Mary Lasker Foundation

Age: 68

Director Since: 2022

Independent: Yes

Committees:
• Corporate Governance
and Nominating
(Chair)
• Technology, Quality
and Regulatory

Other Public
Directorships:
• Haemonetics
Corporation

Former Public
Directorships
(last 5 years):
• Becton, Dickinson
and Company

Dr. Pomeroy has served since 2013 as President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, public education and advocacy. Prior thereto, she served as Dean and Vice Chancellor of the University of California, Davis School of Medicine. She is an elected member of the National Academy of Medicine.

Dr. Pomeroy also serves on the Board of Directors of the Sierra Health Foundation, Center for Women in Academic Medicine and Science, iBiology/Science Communication Lab, Science Philanthropy Alliance and Morehouse School of Medicine.

Education

Dr. Pomeroy holds a Bachelor’s degree in Biomedical Sciences and Doctor of Medicine (M.D.) from the University of Michigan, as well as a Master of Business Administration from the University of Kentucky.

Qualifications, Skills and Experience

Dr. Pomeroy is an expert in infectious diseases, with broad experience in areas of healthcare delivery, health system administration, higher education, medical research and public health. She brings to the Board important perspectives on patient care services, global health and health policy.

Proposal 1: Election of directors
Karen N. Prange
Industrial Advisor, EQT Group and Former Executive Vice President and Chief Executive Officer, Global Animal Health, Medical and Dental Surgical Group of Henry Schein, Inc.

Age: 59

Director Since: 2022

Independent: Yes

Committees:
• Compensation and
Management
Development (Chair)
• Audit

Other Public
Directorships:
• AtriCure, Inc.
• Nevro Corp.

Former Public
Directorships
(last 5 years):
• Cantel Medical
Corporation
• ViewRay, Inc.

Ms. Prange was most recently Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein, Inc. (“Henry Schein”) and a member of its Executive Committee from 2016 to 2018. In this role, she led a business that generated over $6 billion of revenue across three different business units, growing the business to above-market levels in all business segments. Prior to her role at Henry Schein, she was Senior Vice President of Boston Scientific and President of its Urology and Pelvic Health business and served as General Manager of the Micrus Endovascular and Codman Neurovascular business at Johnson & Johnson Company. In addition to general management roles, Ms. Prange has extensive experience in commercial and operational roles, including managing innovation pipelines and acquiring and integrating companies. Ms. Prange currently serves on the board of WS Audiology A/S. She has also served as Industrial Advisor to EQT Group, a global investment organization, since March 2020.

Education

Ms. Prange earned her Bachelor of Science in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College.

Qualifications, Skills and Experience

Ms. Prange brings to the Board her public company governance experience and leadership experience in the medical industry, as well as extensive global business, strategic and innovation, risk management, ESG and regulatory and compliance experience.

Proposal 1: Election of directors
Directors whose terms expire at the 2025 annual
stockholder meeting
Robert (Bob) J. Hombach
Former Executive Vice President, Chief Financial Officer and Chief Operations Officer, Baxalta Incorporated

Age: 57

Director Since: 2022

Independent: Yes

Committees:
• Audit (Chair)
• Compensation and
Management
Development
Committee

Other Public
Directorships:
• BioMarin
Pharmaceutical Inc.

Former Public
Directorships
(last 5 years):
• CarMax, Inc.
• Aptinyx, Inc.

Mr. Hombach served as Executive Vice President, Chief Financial Officer and Chief Operations Officer of Baxalta Incorporated until 2016, a biopharmaceutical company spun out from Baxter International, Inc. (“Baxter”)(NYSE: BAX). He served as Corporate Vice President and Chief Financial Officer of Baxter from July 2010 until the spinoff in 2015. From 2007 to 2011, Mr. Hombach served as Treasurer of Baxter and from 2004 to 2007, he was Vice President of Finance, Europe, Middle East and Africa at Baxter. Prior to that, Mr. Hombach served in a number of finance positions of increasing responsibility in the corporate planning, manufacturing, operations and treasury areas at Baxter.

Education

Mr. Hombach earned a Bachelor of Science in Finance, cum laude, from the University of Colorado, and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Qualifications, Skills and Experience

Mr. Hombach brings to the Board his financial expertise and public company governance experience, as well as his experience in the medical device industry and with medical device technology, including connected medical devices, experience with strategic and transactional transitions, global business, operations and manufacturing, cybersecurity, risk and crisis management and experience with institutional investors.

Proposal 1: Election of directors
Devdatt (Dev) Kurdikar
President and Chief Executive Officer, Embecta Corp.
Age: 55 Director Since: 2022 Independent: No
Mr. Kurdikar is the President and Chief Executive Officer of Embecta. Previously, Mr. Kurdikar was the Worldwide President of Diabetes Care at BD. Prior to that role, Mr. Kurdikar was the President and CEO of Cardiac Science Corporation (“CSC”), a global leader in the manufacturing and marketing of automated external defibrillators for public access markets. CSC had been acquired by a private equity firm via bankruptcy proceedings, and under Mr. Kurdikar’s leadership, CSC returned to profitable growth and was sold in a successful exit to ZOLL Medical. Prior to that role, Mr. Kurdikar was the Vice President and General Manager, Men’s Health, within Urology and Pelvic Health at Boston Scientific. Mr. Kurdikar was in the same role at American Medical Systems (“AMS”) and led the Men’s Health business through a carve-out and sale to Boston Scientific, where Mr. Kurdikar led the business through its integration into Boston Scientific. Before joining AMS, Mr. Kurdikar served as Vice President, Marketing, at Baxter, where he worked on a global commercial initiative to drive market access, and was previously Vice President, Marketing, for the Infusion Systems business for the U.S. region. In his 11 years with Baxter, Mr. Kurdikar held leadership roles of increasing responsibility in finance, strategy and integration, R&D planning and operations. He began his career as a Senior Research Engineer at The Monsanto Company.

Education

Mr. Kurdikar holds a Bachelor in Chemical Engineering from the University of Bombay (India). He earned a Master of Science in Chemical Engineering from Washington State University (Washington), a Ph.D. in Chemical Engineering from Purdue University (Indiana), and a Master of Business Administration from Washington University (Missouri).

Qualifications, Skills and Experience

Mr. Kurdikar is an experienced healthcare executive who brings to the Board his extensive experience in the medical device industry and with medical device technology, including connected medical devices, experience with global business, operations and manufacturing, strategy and innovation, cybersecurity, risk and crisis management, regulatory and compliance matters, as well as experience with institutional investors.

Proposal 1: Election of directors
LTG (Ret.) David F. Melcher
Non-Executive Chairman of the Board, Embecta Corp.
Age: 69 Director Since: 2022 Independent: Yes Former Public Directorships (last 5 years): • Becton, Dickinson and Company • Cubic Corporation
LTG (Ret.) Melcher is the Non-Executive Chairman of Embecta’s Board. He also currently serves as an Independent Director at the United Services Automobile Association and is on the Board of Managers for GM Defense, LLC, a wholly owned subsidiary of The General Motors Company. In December 2017, LTG (Ret.) Melcher retired as President and Chief Executive Officer of Aerospace Industries Association, a trade association representing major aerospace and defense manufacturers and suppliers, a position he had held since 2015. From 2011 to 2015, he served as Chief Executive Officer, President and a director of Exelis Inc. (“Exelis”), a global aerospace defense, information and technology services company. Exelis, which was bought by Harris Corporation in 2015, was formerly a division of ITT Corporation that LTG (Ret.) Melcher led for three years before being spun off as a public company in 2011. LTG (Ret.) Melcher provided over 32 years of distinguished service in the U.S. Army, retiring as a Lieutenant General in 2008. He commanded a battalion and brigade in both light and heavy divisions, as Commander of the US Army Corps of Engineers Southwestern Division, and served as the Army’s Deputy Chief of Staff for Programs.

Education

LTG (Ret.) Melcher holds a Bachelor’s degree concentrating in Civil Engineering from the United States Military Academy at West Point, a Master’s in Public Administration from Shippensburg University, and Masters in Business Administration from Harvard Business School.

Qualifications, Skills and Experience

LTG (Ret.) Melcher brings strong executive experience as a result of his many years in leadership positions in the defense community and as a former Chief Executive Officer of a public company. LTG (Ret.) Melcher offers the perspective of a seasoned executive with extensive experience and expertise in the areas of domestic and international business, program management, strategy development, finance and information technology.

Proposal 1: Election of directors
Directors whose terms expire at the 2026 annual
stockholder meeting
David J. Albritton
Founder and Chief Executive Officer, Nineteen88 Strategies
Age: 57 Director Since: 2022 Independent: Yes Committees: • Corporate Governance and Nominating • Technology, Quality and Regulatory
Mr. Albritton is the founder and Chief Executive Officer of Nineteen88 Strategies, an executive coaching and consulting firm. Prior to that, Mr. Albritton served most recently as Vice President, Communications, Worldwide Public Sector and Vertical Industries, at Amazon Web Services, and previously spent five years at GM, most recently as President for GM Defense. Mr. Albritton began at GM following the sale of Exelis Inc. (“Exelis”) to Harris Corporation in 2015. He was Exelis’ Vice President and Chief Communications Officer, a role he assumed upon its spinoff from ITT Corporation in 2011. He joined Exelis, then ITT Defense & Information Solutions, in November 2008 as the Vice President of Communications. Prior to that, he was Director of Media Relations in the Global Business Development and Government Relations office for Raytheon Company and has also held senior communications positions with United Way of America, Hewlett-Packard Company/Compaq Computer Corporation and Sears, Roebuck and Co.

Early in his career, Mr. Albritton spent ten years as an officer in the U.S. Navy and served in the Pentagon as an official Navy Spokesman on the Navy News Desk and as the Flag Lieutenant/Aide for the U.S. Navy’s Chief of Information. He also served aboard USS Portland (LSD 37) during Operations Desert Shield and Desert Storm.

Education

Mr. Albritton holds a Bachelor of Science in General Engineering from the U.S. Naval Academy in Annapolis, MD, as well as a Master of Science in Management from the Naval Postgraduate School in Monterey, CA. He has also completed executive education courses at Harvard University, Stanford University and the Wharton School of Business of University of Pennsylvania. He received his International Coaching Federation (ICF)-certified executive coach training through Georgetown University’s Institute for Transformational Leadership.

Qualifications, Skills and Experience

Mr. Albritton brings to the Board his extensive experience in executive leadership, global business, strategy and innovation, cybersecurity and crisis management, as well as his communications expertise.

Proposal 1: Election of directors
Carrie L. Anderson
Executive Vice President and Chief Financial Officer, Campbell Soup Company
Age: 55 Director Since: 2022 Independent: Yes Committees: • Audit • Corporate Governance and Nominating
Ms. Anderson is the Executive Vice President and Chief Financial Officer for Campbell Soup Company (NYSE: CPB) (“Campbell’s”). Prior to joining Campbell’s in 2023, Ms. Anderson served as Executive Vice President and Chief Financial Officer for Integra LifeSciences Holdings Corporation (NASDAQ: IART) (“Integra”). Prior to joining Integra in June 2019, she was Vice President and Controller of Dover Corporation (“Dover”). Previously, she was Chief Financial Officer of Dover’s Engineered Systems and initially joined Dover in October 2011 as Chief Financial Officer of Dover Printing and Identification. Prior to Dover, Ms. Anderson spent six years as Vice President and Chief Financial Officer of Delphi Product & Service Solutions, a division of Delphi Corporation. While at Delphi, she also held finance leadership positions at three other global operating divisions of Delphi. Ms. Anderson started her career with The General Motors Company.

Education

Ms. Anderson holds a Bachelor of Science in chemical engineering from Purdue University and earned her Master of Business Administration from Ball State University.

Qualifications, Skills and Experience

Ms. Anderson brings to the Board her financial expertise, life sciences experience and experience working with large, diversified global manufacturing companies, as well as her extensive experience in executive leadership, strategy and innovation, risk and crisis management, ESG and experience with institutional investors.

Proposal 1: Election of directors
Christopher R. Reidy
Retired Executive Vice President, Chief Administrative Officer and Chief Financial Officer, Becton, Dickinson and Company
Age: 67 Director Since: 2022 Independent: No Committees: • Technology, Quality and Regulatory (Chair) Other Public Directorships: • Encompass Health Corporation
Mr. Reidy retired from BD in 2022, where he served as Executive Vice President, Chief Administrative Officer. He served as Executive Vice President, Chief Financial Officer of BD from July 2013 to September 2021. Prior to BD, Mr. Reidy served at ADP Corporation as Corporate Vice President and Chief Financial Officer for six years. Prior to ADP, Mr. Reidy served as Chief Financial Officer at NBA Properties, Inc., Vice President, Controller, Chief Accounting Officer and held division-level Chief Financial Officer roles at AT&T Corporation and was an audit partner at Deloitte & Touche LLP. Mr. Reidy currently serves on the Board of Directors of Encompass Health Corporation and is the Chair of its Audit Committee and a member of its Finance Committee. He also sits on the Board of Directors of the Atlantic Health System and is a member of its Executive Committee and Chair of the Finance Committee.

Education

Mr. Reidy, a certified public accountant, earned a Bachelor’s degree in Accounting from St. Francis College and a Master of Business Administration from Harvard Business School.

Qualifications, Skills and Experience

Mr. Reidy brings to the Board his financial expertise and leadership experience in the medical device industry, as well as extensive experience with medical device technology, global business, operations and manufacturing, strategy and innovation, risk and crisis management, ESG and institutional investors.

Proposal 1: Election of directors
Board refreshment and diversity
The Board regularly assesses its composition to ensure it has the right mix of skills and experiences in light of Embecta’s strategy and the current and future needs of the Board. The Governance Committee undertakes a robust review before recommending the renomination of any sitting director, including a director’s effectiveness during the past year and the needs of the Board going forward in the context of Embecta’s strategy. Our Corporate Governance Principles state that Board members should not expect that, once elected, they will necessarily be renominated to the Board.
The Board also believes that having members with a diverse mix of viewpoints, insights and perspectives is critical to board effectiveness, and seeks to have the Board composed of directors that collectively possess a wide range of relevant business and financial expertise, industry knowledge, management experience and prominence in areas of importance to Embecta. The Board believes that gender, minority and LGBTQ+ representation is an important element in achieving the broad range of perspectives that the Board seeks among its members and is also important for promoting the culture of inclusion and diversity at Embecta. To that end, it is the policy of the Board that diverse candidates be included in any candidate pool from which new directors are selected.
Director nomination process
Role of the Governance Committee
1 Review of the Composition of the Board
The Governance Committee reviews potential director candidates and recommends nominees for director to the full Board for its consideration based on the Governance Committee’s assessment of the overall composition of the Board.

2 Consideration of Referrals from Various Sources
It is the Governance Committee’s policy to consider referrals of prospective director nominees from other Board members and management, as well as stockholders and other external sources, such as retained executive search firms. The Governance Committee seeks to identify a diverse range of qualified candidates and utilizes the same criteria for evaluating candidates, irrespective of their source.

3 Consideration of Director Qualifications
When considering potential director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Embecta’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee believes that any nominee for director that it recommends must meet the following minimum qualifications:
• Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.
• Candidates should demonstrate a commitment to devote the time required for Board duties, including, but not limited to, attendance at meetings.
• Candidates should be team-oriented and committed to the interests of all stockholders as opposed to those of any particular constituency.

4 Assessment and Nomination of Candidates
The Governance Committee assesses the characteristics and performance of incumbent director nominees against the above criteria as well, and, to the extent applicable, considers the impact of any change in the principal occupations of such directors during the last year. Upon completion of its assessment, the Governance Committee reports its recommendations for nominations to the full Board.

Proposal 1: Election of directors
Our CoI provides that until the 2026 annual stockholder meeting, Embecta’s Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. Our Board currently consists of nine members, each serving as either Class I, Class II or Class III directors. The Class I directors are Mr. David J. Albritton, Ms. Carrie L. Anderson and Mr. Christopher R. Reidy, who are each currently serving a term expiring at the 2026 annual stockholder meeting. The Class II directors are Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, each of whom is currently serving a term expiring at the 2024 Annual Meeting and has been nominated for a term expiring at the 2026 annual stockholder meeting at the 2024 Annual Meeting. The Class III directors are Messrs. Robert (Bob) J. Hombach and Devdatt (Dev) Kurdikar and LTG (Ret.) David F. Melcher, who are each currently serving a term expiring at the 2025 annual stockholder meeting.
Commencing with the 2026 annual stockholder meeting, directors will be elected annually and for a term of office to expire at the next annual stockholder meeting, and the Board will thereafter no longer be divided into classes. Before the Board is declassified, it would take at least two annual stockholder meetings to be held for any individual or group to gain control of the Board.
Stockholder recommendations
To recommend a director nominee candidate for consideration by the Governance Committee, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054.
Proxy access nominations
Embecta has a “proxy access” by-law, which permits eligible stockholders to nominate director candidates for inclusion in Embecta’s proxy statement and proxy card. Our proxy access by-law provides that a stockholder (or a group of up to 20 stockholders) owning 3% or more of Embecta’s outstanding common stock for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual meeting of stockholders, subject to the relevant requirements in our Amended and Restated By-Laws (“By-Laws”).
Director retirement policy; term limits
It is Embecta’s policy that directors must retire from the Board effective at the conclusion of the annual meeting of stockholders following their 75th birthday. Under special circumstances, the Board may approve exceptions to this policy. The Board believes, however, that any exceptions should be rare. Prior to a director’s 72nd birthday, the Governance Committee will begin discussions with the director regarding the director’s tenure and skills, the director’s anticipated future contributions to the Board, and the Board’s composition and needs going forward to determine whether the director’s continued service until the mandatory retirement age of 75 is appropriate.

Proposal 1: Election of directors
Corporate governance
The Board and committees of the Board
Embecta is governed by the Board. The Board has established four operating committees (the “Committees”) that meet regularly: the Audit Committee; the Compensation and Management Development Committee (the “Compensation Committee”); the Corporate Governance and Nominating Committee (the “Governance Committee”); and the Technology, Quality and Regulatory Committee (the “TQR Committee”).
Governance Materials
The following materials related to corporate governance at Embecta are available at investors.embecta.com/corporate-governance/documents-charters.

• Corporate Governance Principles
• Charters of the Audit, Compensation, Governance and TQR Committees

Printed copies of these documents, Embecta’s 2023 Annual Report of Stockholders, and Embecta’s reports to, and statements filed with or furnished to, the Securities and Exchange Commission (“SEC”) may be obtained, without charge, by contacting the Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054; telephone 201-847-6880 or 862-401-0000.

Committee membership and function
Set forth below are the members of each Committee, a summary description of each Committee’s areas of oversight and the number of meetings held by each committee during fiscal year 2023.
Audit Committee
Members Bob J. Hombach (Chair) Karen N. Prange Carrie L. Anderson Meetings in 2023 4
Principal Responsibilities:

• Retains and reviews the qualifications, independence and performance of Embecta’s independent auditors.
• Reviews Embecta’s public financial disclosures and financial statements, and its accounting principles, policies and practices; the scope and results of the annual audit by the independent auditors; Embecta’s internal audit process; and the effectiveness of Embecta’s internal controls over financial reporting and disclosure controls and procedures.
• Reviews Embecta’s guidelines and policies relating to enterprise risk assessment and management, including financial risk and cybersecurity and data privacy risk exposures.
• Oversees Embecta’s ethics and enterprise compliance programs.
• Reviews financial strategies regarding currency, interest rate exposure and use of derivatives, and reviews Embecta’s insurance program.

The Board has determined that each member of the Audit Committee meets Nasdaq’s independence and financial literacy requirements for audit committee members. The Board also has determined that each of Mr. Hombach, Ms. Prange and Ms. Anderson qualifies as an “audit committee financial expert” under the rules of the SEC.

Proposal 1: Election of directors
Compensation and Management Development Committee
Members Karen N. Prange (Chair) Bob J. Hombach Dr. Milton M. Morris Meetings in 2023: 6
Principal Responsibilities:

• Reviews Embecta’s compensation and benefits practices and policies, recommends the compensation of Embecta’s CEO to the independent members of the Board and approves the compensation of Embecta’s other executive officers.
• Approves all employment, severance and change in control arrangements applicable to our executive officers.
• Serves as the granting and administrative committee for Embecta’s equity compensation plans.
• Oversees Embecta’s policies and strategies relating to senior management succession, pay equity, inclusion and diversity and human capital management in general.
• Reviews initiatives designed to accelerate development and readiness of current and future senior management.
• Oversees certain other Embecta benefit plans.

The Board has determined that each member of the Compensation Committee meets Nasdaq’s independence requirements for compensation committee members. Each member also qualifies as a “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Process for determining executive compensation
The Compensation Committee oversees the compensation program for the executive officers named in the Summary Compensation Table on page 52 and for Embecta’s other executive officers. The Compensation Committee recommends compensation actions regarding the CEO to the other independent directors of the Board for approval and has the authority to take compensation actions with respect to Embecta’s other executive officers, as discussed below. The Compensation Committee may not delegate these responsibilities to another Committee or members of management.
Role of management
The Compensation Committee’s meetings are typically attended by Embecta’s CEO, its Chief Human Resources Officer and other Embecta employees who support the Compensation Committee in fulfilling its responsibilities. The Compensation Committee considers management’s views on compensation matters, including the performance metrics and targets for Embecta’s performance-based compensation. Management also provides information (which is reviewed by our Internal Audit department and the Audit Committee) to assist the Compensation Committee in determining the extent to which performance targets have been achieved. This includes any recommended adjustments to Embecta’s operating results when assessing Embecta’s performance in connection with performance-based incentives. The CEO and Chief Human Resources Officer work with the Compensation Committee chair in establishing meeting agendas.
Role of the independent consultant
The Compensation Committee is assisted in fulfilling its responsibilities by its independent consultant, Korn Ferry. Korn Ferry is engaged by, and reports directly to, the Compensation Committee. The Compensation Committee evaluated Korn Ferry’s independence under the procedures set forth in the Nasdaq listing requirements and has not identified any conflict of interest on the part of Korn Ferry or any factor that would otherwise impair the independence of Korn Ferry relating to the services performed by Korn Ferry for the Compensation Committee. Since the separation from BD (the “Separation”) and during fiscal year 2023, no other consultant was used by the Compensation Committee with respect to compensation of Embecta’s executive officers.

Proposal 1: Election of directors
Commencing in fiscal year 2022, the Compensation Committee engaged Korn Ferry to advise management and the Compensation Committee with respect to the Company’s compensation programs, and to undertake various related studies and projects. During fiscal year 2023, the Compensation Committee evaluated Korn Ferry’s independence pursuant to SEC and NASDAQ requirements and determined that no conflicts of interest arose from the work to be performed by Korn Ferry.
In its role as the Compensation Committee’s independent consultant, Korn Ferry:
•	reviewed materials prepared for the Compensation Committee by management,
•	provided market comparison data and other materials requested by the Compensation Committee,
•
assisted the Compensation Committee in the design and implementation of Embecta’s compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets,

•	assisted the Compensation Committee in conducting a risk assessment of Embecta’s compensation program (in particular, our performance-based programs),
•	made recommendations regarding the compensation of Embecta’s CEO,
•	reviewed and advised on compensation disclosures and proxy stockholder considerations,
•	identified and recommended to the Compensation Committee a compensation benchmarking peer group,
•
conducted an annual review of the compensation practices of select peer companies, and advised the Compensation Committee with respect to the competitiveness of Embecta’s compensation program in comparison to industry practices, and identified any trends in executive compensation, and

•	attended Compensation Committee meetings.
Setting compensation
On an annual basis, the independent directors conduct a review of the CEO’s performance. The independent directors then meet in executive session to set the compensation of the CEO after considering the results of its review, market comparison data and the recommendations of the Compensation Committee. The CEO does not play a role in determining or recommending CEO compensation, and is not present during voting or deliberations on his compensation.
The Compensation Committee is responsible for determining the compensation of Embecta’s other executive officers. The CEO reviews the performance of the other executive officers with the Compensation Committee and makes compensation recommendations for its consideration. The Compensation Committee determines the compensation for these executives, in consultation with Korn Ferry, after considering the CEO’s recommendations, executive performance and market comparison data regarding compensation levels for comparable positions at peer companies.
The Board has delegated responsibility for formulating recommendations regarding non-employee director compensation to the Governance Committee, as discussed in “Non-management director compensation” below.

Proposal 1: Election of directors
Corporate Governance and Nominating Committee
Members Dr. Claire Pomeroy (Chair) Carrie L. Anderson David J. Albritton Meetings in 2023: 4
Principal Responsibilities:

• Identifies and recommends candidates for election to the Board.
• Reviews and recommends for appointment certain corporate officers.
• Reviews and recommends the composition, structure and function of the Board and its Committees, as well as the compensation of non-employee directors.
• Monitors Embecta’s corporate governance and Board practices and oversees the Board’s self-evaluation process.
• Oversees Embecta’s process and practices relating to the management and oversight of environmental, sustainability, health and safety, inclusion and diversity, political activities, corporate responsibility and other public policy or social matters relevant to Embecta (“ESG matters”).

The Board has determined that each member of the Governance Committee meets Nasdaq’s independence requirements.
Technology, Quality and Regulatory Committee
Members Christopher R. Reidy (Chair) Dr. Claire Pomeroy David J. Albritton Dr. Milton M. Morris Meetings in 2023: 4
Principal Responsibilities:

• Oversees the quality and competitiveness of Embecta’s product portfolio, including new product development and innovation, research and development activities, quality systems and regulatory compliance matters.
• Reviews with management Embecta’s key innovation activities, new product development and commercialization programs, including:
• Progress against program objectives;
• Organizational integration and capabilities; and
• Potentially disruptive trends in technology, medical practice and the external environment.
• Reviews and evaluates the combined capabilities of Embecta’s quality assurance, regulatory affairs and clinical and medical affairs functions and technological aspects of new and existing products and services as they relate to quality, safety, and cybersecurity.

Compensation Committee Interlocks and Insider Participation
Ms. Prange, Mr. Hombach and Dr. Morris served as members of the Compensation Committee during the year ended September 30, 2023. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or on a compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Proposal 1: Election of directors
Board leadership structure
The Board seeks to achieve the best board leadership structure for the effective oversight and management of Embecta’s affairs. The Board believes there is no single, generally accepted approach to providing effective board leadership, and that each leadership structure must be considered in the context of the individuals involved and the specific circumstances facing a company. Accordingly, what the Board believes is the right board leadership structure for Embecta may vary over time as circumstances warrant.
The Board does not have a policy on whether the roles of the Chairman of the Board and the Chief Executive Officer should be separate or combined, or, if they are to be separate, whether the Chairman of the Board should be selected from the independent directors. The Board believes it is important to retain the flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer in such a manner as the Board considers to be in the best interests of Embecta at the time, considering the individuals involved and the specific circumstances facing Embecta.
The Corporate Governance Principles provide for the appointment by the independent directors of a Lead Director from among the Board’s independent directors whenever the Board Chair is not independent. The Lead Director role would allow the non-employee directors to provide effective, independent Board leadership and oversight of management, including risk oversight. Under the Corporate Governance Principles, the Lead Director will (i) serve as liaison between the Board Chair and the independent directors; (ii) approve information sent to the Board; (iii) approve meeting agendas for the Board; (iv) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) have the authority to call meetings of the independent directors; and (vi) if requested by major stockholders, ensure that he or she is available for consultation and direct communication. Our current Chairman of the Board, LTG (Ret.) David F. Melcher, is independent under the Nasdaq rules and our director independence guidelines contained in the Corporate Governance Principles.
Director independence
Under the Nasdaq rules and our Corporate Governance Principles, a director is not independent if the director has a direct or indirect material relationship with Embecta (other than his or her relationship as a director and equity ownership positions in Embecta) or a relationship with Embecta or its management that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Governance Committee reviews and makes recommendations to the Board for action regarding the independence of directors. The Board affirmatively determines each director’s independence on an annual basis (including for purposes of membership on the Audit, Compensation, and Governance Committees) based on applicable requirements of the SEC, Nasdaq and the Corporate Governance Principles. To assist in this review, the Board has adopted independence guidelines contained in the Corporate Governance Principles. Former and current relationships of a director with BD are also analyzed to determine the independence of directors and may result in the conclusion that a current or former relationship with BD is disqualifying for independence purposes. The determination of whether a director’s relationship with Embecta would interfere with the exercise of independent judgment in carrying out the responsibilities of a director will be made by the independent directors, excluding the director with the relationship.
The Board has determined that seven of our directors serving on the Board, LTG (Ret.) David F. Melcher, Mr. David J. Albritton, Ms. Carrie L. Anderson, Mr. Robert (Bob) J. Hombach, Dr. Milton M. Morris, Dr. Claire Pomeroy and Ms. Karen N. Prange, are independent under the Nasdaq rules and our independence guidelines. Mr. Devdatt (Dev) Kurdikar, an employee of Embecta, and Mr. Christopher R. Reidy, who was employed by BD until his retirement in 2022, are not independent.
In determining the independence of our directors other than Messrs. Kurdikar and Reidy, the Board reviewed any transactions or other dealings by Embecta with organizations with which a director has a relationship, such as service as an employee of an organization or as a member of its governing or

Proposal 1: Election of directors
advisory board. Based on its review, the Board determined that there were no such transactions or dealings in fiscal year 2023 that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director occurred in fiscal year 2023.
Related person transactions
Throughout fiscal year 2023, Embecta did not engage in any transactions with related persons (as defined under applicable SEC rules) meeting the requirements for disclosure in this proxy statement. Each year, our directors, director nominees and executive officers complete a questionnaire designed to elicit information about potential related person transactions. The Governance Committee is responsible for the review and approval or ratification of transactions, arrangements or relationships in which Embecta is a participant and in which related persons have, or will have, a direct or indirect material interest pursuant to the Corporate Governance Principles. The Governance Committee will approve only those transactions that it determines in its business judgment are fair and reasonable to Embecta and in (or not inconsistent with) the best interests of Embecta and its stockholders and that do not impact a director’s independence, in accordance with Embecta’s Related Person Transactions Policy.
Executive sessions of independent directors
The independent directors meet in executive session as a matter of course at each regular meeting of the Board. Mr. Reidy generally will participate in such meetings, but at least once per year there is an executive session consisting only of independent directors.

Proposal 1: Election of directors
Board’s oversight of risk
Role of the board and committees
BOARD
The full Board reviews the risks associated with Embecta’s strategic plan and discusses the appropriate levels of risk in light of Embecta’s business objectives. This is done through an annual strategy review process, and from time to time throughout the year as part of the Board’s ongoing review of corporate strategy. The full Board also regularly oversees other areas of potential risk, including Embecta’s capital structure, significant acquisitions and divestitures, and succession planning for Embecta’s CEO and other members of senior management.

COMMITTEES
The Committees are responsible for monitoring and reporting to the full Board on risks associated with their respective areas of oversight. In connection with its oversight responsibilities, each Committee often meets with the members of management who are primarily responsible for the management of risk in their respective areas, including, among others, Embecta’s Chief Financial Officer (“CFO”), Chief Human Resources Officer, General Counsel, Chief Technology Officer, Internal Audit and compliance officers.

Audit Committee	Corporate Governance and Nominating Committee
• Oversees Embecta’s enterprise risk management (“ERM”) activities.
• Oversees Embecta’s accounting and financial reporting processes and the integrity of Embecta’s financial statements, cybersecurity and data privacy risk exposure, Embecta’s ethics and compliance program (including the Ethics Helpline) and its insurance coverages.

• Oversees risks relating to Embecta’s corporate governance practices, including director independence, related person transactions and conflicts of interest, and crisis management, as well as the process and practices relating to the management and oversight of ESG matters.

Compensation and Management Development Committee	Technology, Quality and Regulatory Committee
• Oversees risks associated with Embecta’s compensation practices and programs and human capital management.	• Oversees risks associated with product development, safety and innovation, research and development activities, quality systems, and regulatory compliance matters.

MANAGEMENT
Embecta’s management engages in an ERM process to identify, assess, manage and mitigate a broad range of risks across Embecta’s businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with Embecta’s corporate strategy. Senior management reviews the results of its ERM activities with the Audit Committee at least once a year, including the process used within the organization to identify risks, management’s assessment of the significant categories of risk faced by Embecta (including any changes in such assessment since the last review), and management’s plans to mitigate potential exposures. The significant risks identified through Embecta’s ERM activities and the related mitigation plans are also reviewed with the full Board at least once a year. In addition, certain risks (such as cybersecurity) are frequently reviewed in depth with both the Audit Committee and/or the full Board.

Proposal 1: Election of directors
Specific risk oversight
Compensation programs
With respect to our compensation policies and practices, Embecta’s management and the Compensation Committee, with Korn Ferry’s assistance, have reviewed our policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on Embecta. In connection with this risk assessment, management reviewed the design of Embecta’s compensation programs (in particular, our performance-based compensation programs) and related policies, potential risks that could be created by the programs, and features of our programs that help mitigate risk. Among the factors considered were the mix of cash and equity compensation, and of fixed and variable compensation, paid to our employees; the balance between short- and long-term objectives in our incentive compensation; the performance targets, mix of performance metrics, vesting periods, threshold performance requirements and funding formulas related to our incentive compensation; the degree to which programs are formulaic or provide discretion to determine payout amounts; caps on payouts; our clawback and share retention and ownership policies; and our general governance structure. Based on this review, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Embecta.
Cybersecurity
Embecta utilizes the operational security functions of BD’s cybersecurity organization, as part of the ongoing transition services agreement between the companies, while designing and implementing the Company’s own cybersecurity program.
Embecta’s information security function is part of the Company’s Information Technology & Shared Services organization and is responsible for developing and deploying a global strategy across the Company’s enterprise information technology (IT), manufacturing systems and product offerings. As we build up our independent IT infrastructure, we will align to industry-leading cybersecurity frameworks, including those from the International Organization for Standardization (ISO) and the National Institute of Standards and Technology (NIST), to incorporate cybersecurity into our enterprise systems, manufacturing processes and products. We will continue to evaluate organization risk priorities based on our goals and objectives, which may differ from the risk priorities defined by BD.
The Board provides oversight of Embecta’s cybersecurity program, including the protection and resilience of our IT, manufacturing, and products. The Audit Committee regularly reviews cyber risks as part of its oversight of Embecta’s ERM process generally, through in-depth reviews with management. Management engages independent third parties to assess our cybersecurity controls and conducts training and simulations with management and the Board.
Product quality and patient safety
The TQR Committee provides oversight of matters relating to regulatory compliance and the quality and safety of Embecta’s products and services. The TQR Committee receives in-depth updates from Embecta’s management on the overall quality strategy and the systems in place to monitor the quality and safety of Embecta’s products and services, the quality internal audit program and the results of product quality and quality system assessments by Embecta and external regulators (and Embecta’s response to such assessments), and the processes and procedures relating to compliance with relevant laws and regulations. Management provides updates to the TQR Committee on significant risks and developments in the global regulatory environment and significant product quality, safety or regulatory registration or compliance issues. The TQR Committee also reviews product quality, safety or regulatory registration or compliance risks identified in connection with acquisitions and the related integration plans for such businesses. The full Board receives periodic updates on product quality and safety risks for the users of our products.

Proposal 1: Election of directors
ESG
At the Board level, the Governance Committee oversees the processes and practices relating to management and oversight of ESG matters, as described in the Governance Committee's charter. Relevant Board Committees provide input throughout the year, and the full Board receives updates on ESG strategy and its progress.
At the management level, Embecta has an Enterprise Risk and ESG Committee (“ERC”) that provides oversight of Embecta’s ERM program and its progress towards priority ESG matters. The ERC consists of a cross-functional group of management, including members of the ESG Working Group, a group of leaders from across Embecta tasked with shaping and driving the ESG strategy, and works with various internal operating committees that are executing on Embecta’s ESG strategy in order to monitor and ensure accountability towards Embecta’s ESG goals, some of which are incorporated into its compensation metrics. The ERC is also responsible for reporting to the Board and the Committees and overseeing external and internal reporting on ESG matters.
As part of the Separation, Embecta started to develop its standalone multi-year strategy to advance ESG initiatives. The focus in fiscal year 2023 was primarily evaluation and assessment, recognizing that Embecta’s risks and impacts are different from those of BD. This evaluation phase commenced with a Sustainability Materiality Assessment (completed in September 2022) and an internal review of the United Nations Sustainable Development Goals (UNSDGs) and their relevance to Embecta. Separately, the governance structures for managing ESG topics and updates were documented via the Enterprise Risk Committee charter and our inaugural ESG Strategy Report published in fiscal year 2023.
Diversity, Equity and Inclusion
Embecta engages a workforce that reflects the communities it operates in. Our workforce possesses a broad range of thoughts and experiences, starting with a diverse leadership team and Board. Our commitment to diversity, equity, and inclusion is embedded in our values. We believe that diversity of our teams makes us better at identifying opportunities and solving problems. We are committed to creating and sustaining an environment where everyone brings their authentic selves to work, to help us fulfill our mission of making life better for people with diabetes.
Pay equity
Embecta is committed to compensating its employees fairly and equitably. We take a proactive approach to pay equity and continually monitor our compensation program and policies to ensure fair outcomes. Where necessary and appropriate, we take action and make pay adjustments to address any inconsistencies.
We believe that pay equity is critical to our success in supporting a global, diverse, and inclusive workforce.
Note about website and ESG reports
The reports mentioned above, or any other information from the Embecta website, are not part of, or incorporated by reference into this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered. Our statements and reports about our objectives may include statistics or metrics that are estimates, make assumptions based on developing standards that may change, and provide aspirational goals that are not intended to be promises or guarantees. The statements and reports may also change at any time, and we undertake no obligation to update them, except as required by law.

Proposal 1: Election of directors
Code of conduct
Embecta maintains a Code of Conduct that is applicable to all directors, officers and associates of Embecta, including our CEO, CFO, principal accounting officer and other senior financial officers. It sets forth Embecta’s policies and expectations on several topics, including conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Embecta’s assets, and business ethics. The Code of Conduct also sets forth procedures for addressing any potential conflict of interest (or the appearance of a conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal control and auditing matters. Every Embecta associate is required to complete annual training on the Code of Conduct.
Embecta also maintains Ethics Helpline telephone numbers and an online reporting tool for Embecta associates as means of raising concerns or seeking advice. The Ethics Helpline is available to associates in the U.S., China and Ireland and the online reporting tool is available to associates worldwide. Associates using the Ethics Helpline and online reporting tool may choose to remain anonymous and all inquiries are kept confidential to the extent practicable in connection with the investigation of an inquiry. All Ethics Helpline inquiries are forwarded to Embecta’s ethics and compliance department for investigation. The Audit Committee is informed of any reported matters, whether through the Ethics Helpline or otherwise, that could potentially be significant to Embecta, including accounting, internal control or auditing matters, or any fraud involving management or persons who have a significant role in Embecta’s internal controls.
Waivers of any provision of the Code of Conduct are rare and may be granted only by the ethics office, in consultation with the General Counsel. Waivers for executive officers or directors may only be granted by the Board. In addition, certain amendments to the Code of Conduct, as well as any waivers from certain provisions of the Code of Conduct given to Embecta’s CEO, CFO or principal accounting officer, will be posted at the website address set forth below. To the extent required by the rules of the SEC or the Nasdaq, Embecta intends to satisfy the disclosure requirements regarding any amendment or waiver of our Code of Conduct by posting such information on our website.
The Code of Conduct is available on Embecta’s website at investors.embecta.com/corporate-governance/documents-charters. Printed copies of the Code of Conduct may be obtained, without charge, by contacting the Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054; telephone 201-847-6880 or 862-401-0000.
Enterprise ethics and compliance
Under the oversight of the Audit Committee, Embecta’s global ethics and compliance function seeks to ensure that Embecta has a comprehensive compliance program that is designed to prevent and detect wrongdoing and continuously encourages lawful and ethical conduct. Embecta’s General Counsel, along with the Senior Director of Ethics, Compliance and Privacy, lead the global ethics and compliance function and oversee these activities to ensure effective operation and enforcement of Embecta’s ethics and compliance program. The ethics and compliance program is integrated into our global business operations. We evaluate the effectiveness of our program and adapt it periodically to ensure it is appropriately tailored to address the risks inherent in our global business.
In addition to our Code of Conduct, Embecta has a set of global policies and standards, including our Global Standards for Interactions with Healthcare Professionals, Healthcare Organizations, and Government Officials, which are designed to ensure associates have clear guidance on how to do what is right in the context of their work for Embecta. Embecta associates must comply with these Global Standards, the Embecta Code of Conduct, Embecta policies and procedures, applicable laws and regulations, and relevant industry codes (including AdvaMed, APACMed, MedTech Europe, Mecomed, and ABIMED).
Embecta associates receive information and training about the Code of Conduct, Global Standards and other policies in several ways, including periodic communications and trainings. Associates can access detailed information on our expectations through our intranet.

Proposal 1: Election of directors
Except as prohibited by applicable law, Embecta associates are obligated to report any suspected violations of laws, industry codes, the Embecta Code of Conduct or Embecta policies in accordance with Embecta’s Code of Conduct, under which all associates, vendors and other third parties working on behalf of Embecta are encouraged to ask questions, raise concerns or seek guidance in a number of ways (such as using an online reporting tool or by calling the Ethics Helpline). Embecta takes all reports of violations of laws, Embecta policies, and ethical standards seriously and will promptly, fairly, and thoroughly investigate all such reports. Embecta does not tolerate any form of retaliation against any person who in good faith reports an actual or suspected violation.
Board practices, policies and processes
Governance best practices
Embecta’s commitment to good corporate governance is embodied in our Corporate Governance Principles. The Corporate Governance Principles set forth the Board’s views and practices regarding a number of governance topics, and the Governance Committee assesses the Corporate Governance Principles on an ongoing basis in light of current practices.
The following is a summary of our significant corporate governance practices.
Corporate Governance Practices
•	Majority voting standard for election of directors
•	7 out of 9 directors are independent
•	Independent Board Chair
•	Rigorous annual board self-evaluation and director re-nomination process
•	Proxy access by-laws
•	Restrictions on corporate political contributions
•	Director share ownership requirements
•	Overboarding policy
Board, Committee and annual meeting attendance
The Board met six times in fiscal year 2023. During fiscal year 2023, all directors attended at least 75% of the total number of meetings of the Board and the Committees on which she or he served. The Board has adopted a policy pursuant to which directors are expected to attend our annual stockholders’ meetings in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2023 annual stockholder meeting, with eight directors attending in person and one director participating remotely via telephonic means.
Board self-evaluation
The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, the Board has committed to conduct an annual self-evaluation of its performance that allows directors to provide individual feedback on the Board’s composition, culture, committee structure, relationship with management, meeting agendas, oversight of strategy and risk, and other Board-related topics. The results of the self-evaluation are presented by the Chair of the Governance Committee to the full Board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement from the prior evaluation and develops actions to be taken to enhance the Board’s effectiveness over the next year. Each Committee conducts an annual self-evaluation of its performance through a similar process.

Proposal 1: Election of directors
The Board believes it is important to periodically obtain an outside perspective on the Board’s overall functioning and effectiveness and seeks to have its annual self-evaluation facilitated by an independent outside consultant experienced in board and governance practices at least once every three years.
Director continuing education and new director orientation
To enhance and expand the Board’s knowledge of the healthcare industry and topics relevant to its oversight responsibilities, we provide our directors with continuing education presentations developed by both internal and external expert speakers. Additionally, we encourage our directors to participate in external continuing director education programs and pursue director certifications, including cybersecurity certification through the National Association of Corporate Directors.
Other significant governance practices
Described below are some of the other significant corporate governance practices at Embecta.
Classified Board until the 2026 annual stockholder meeting
As described in “Director nomination process” above, our CoI provides that until the 2026 annual stockholder meeting, Embecta’s Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors.
Commencing with the 2026 annual stockholder meeting, directors will be elected annually and for a term of office to expire at the next annual stockholder meeting, and Embecta’s Board will thereafter no longer be divided into classes. Before Embecta’s Board is declassified, it would take at least two annual stockholder meetings to be held for any individual or group to gain control of Embecta’s Board.
Majority voting standard for election of directors
Under our By-Laws, in uncontested elections (that is, where the number of nominees does not exceed the number of directors to be elected), nominees for director must receive the affirmative vote of a majority of the votes cast in order to be elected to the Board. Any incumbent director who receives a greater number of votes “against” the director’s election than votes “for” is required to offer to submit his or her resignation to the Board following the stockholder vote. The Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The Board will act on such recommendation and publicly disclose its decision within 90 days following the stockholder vote. This process allows the Board the opportunity to identify and assess the reasons for the vote, including whether the vote is attributable to dissatisfaction with a director’s overall performance or is the result of stockholder views on a particular issue. In the event of a contested election, a plurality voting standard will apply.
Political contributions
The Company prohibits the use of corporate funds and assets to support U.S. federal or state candidates, political parties, ballot measures or referendum campaigns. Exceptions to this policy require approval by the CEO, General Counsel and a designated member of the Governance Committee. To date, no exceptions have been sought or approved.
In all cases, Embecta policy prohibits directors and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the Company will not directly or indirectly reimburse any personal political contributions or expenses.

Proposal 1: Election of directors
Charitable contributions approval
In furtherance of Embecta’s commitment to good governance and transparent disclosure practices, Embecta charitable contributions or pledges in an aggregate amount of $50,000 or more in any fiscal year (excluding contributions under Embecta’s Matching Gift Program) to entities with which Embecta’s directors and executive officers, or their families, are affiliated must be approved by the Governance Committee. The Governance Committee is provided on an annual basis with a report from management of the charitable contributions or pledges made by Embecta during the preceding fiscal year in an amount of $10,000 or more to entities with which Embecta’s directors and executive officers, or their families, are affiliated.
Communication with directors
Our relationship with our stockholders and their views about Embecta are important to us, and the Board recognizes the value of director engagement with Embecta’s stockholders. Stockholders or other interested parties wishing to communicate with the Board, Chairman of the Board, the independent directors as a group or any individual director (including complaints or concerns regarding accounting, internal accounting controls or audit matters) may do so:
•	by mail, addressed to Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054;
•	by calling the Embecta Ethics Helpline toll-free at 1-833-600-1032 from within the U.S.;
•	via the online reporting tool at embecta.ethicspoint.com; or
•	by email to ethics-embecta@bd.com.
The Ethics Helpline and online reporting tool are both serviced by an independent third party. All communications will be kept confidential and promptly forwarded to the Chairman of the Board, who will, in turn, forward them promptly to the appropriate director(s). Such items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by our corporate security department, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials and resumes, surveys, and material that is determined to be illegal or otherwise inappropriate.
Non-management director compensation
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors.
The key elements of Embecta’s non-management director compensation program are a cash retainer, equity compensation and Lead Director/Committee chair fees. Of the base compensation paid to non-management directors (cash retainer and equity), approximately 75% is equity-based compensation, with slight variations for committee chairs and the non-executive chair. See “Equity ownership by directors” as noted below. Management directors do not receive compensation for their service as director.

Proposal 1: Election of directors
The Governance Committee reviews the compensation of Embecta’s non-management directors and makes recommendations to the Board. The Governance Committee may not delegate these responsibilities to another Committee or members of management. For fiscal year 2023, and in connection with the Separation and listing as an independent public company in 2022, the Governance Committee retained Korn Ferry as an independent consultant to assist in making these recommendations. Korn Ferry’s responsibilities include providing market comparison data on director compensation at peer companies, tracking trends in director compensation practices, and advising the Governance Committee regarding the components and levels of director compensation. The Governance Committee has not identified any conflict of interest on the part of Korn Ferry or any other factor that would impair Korn Ferry’s independence. Embecta management does not play any role in either recommending or determining non-management director compensation.

Cash retainer
Each non-management director currently receives an annual cash retainer of $70,000 for services as a director, which is paid in arrears quarterly, unless deferred at the election of the director in accordance with the terms of the Directors’ Deferral Plan, described below. Directors do not receive meeting attendance fees.
Annual equity award
Each non-management director elected at an annual stockholders’ meeting is granted restricted stock units with a value of $200,000 on the date of the grant. On February 9, 2023, each non-management director received a grant of 6,979 restricted stock units. The restricted stock units vest and are settled in shares of Embecta common stock at the following annual stockholders’ meeting.
Non-executive Chair/Committee chair fees
In addition to the annual fees and annual equity award described above, Embecta’s non-executive Chairman receives an annual fee of $60,000, paid in cash in arrears, and an additional annual restricted stock unit grant valued at $60,000, which will vest and be settled in shares of Embecta common stock at the following annual stockholders meeting. During fiscal 2023, LTG (Ret.) Melcher received an additional grant of 1,954 restricted stock units, representing the value of an award of BD restricted stock units that were payable to him in connection with the Separation but granted on December 6, 2022. The chair of each Committee receives an annual fee of $16,000. Each annual fee is paid at year-end in arrears in line with our annual meeting schedule.
Equity ownership by directors
The Board believes that directors should hold meaningful equity ownership positions in Embecta to further align the interests of the non-management directors with our stockholders. To that end, a significant portion of non-management director compensation is in the form of equity awards and the Board has adopted share ownership guidelines. Under the Board’s share ownership guidelines, each non-management director is required to own shares of Embecta common stock (which includes restricted stock units) valued at five times the annual cash retainer and must comply with the guidelines within five years of joining the Board. All our non-management directors are on track to meet their ownership target.

Proposal 1: Election of directors
Directors’ Deferral Plan
Directors are eligible to participate in the 2022 Directors’ Deferral Plan (the “Directors’ Deferral Plan”). The Directors’ Deferral Plan allows non-management directors to defer receipt, in an unfunded cash account, of all or part of their annual retainer and other cash fees. The Directors’ Deferral Plan is not qualified, and participants have an unsecured contractual commitment of Embecta to pay the amounts due under the Directors’ Deferral Plan.
Other arrangements
Embecta provides non-management directors with an annual fixed stipend of $2,000 to cover travel and other business expenses incurred in the performance of their services for Embecta. Directors are reimbursed for attending director education courses and are eligible to participate in Embecta’s Matching Gift Program, pursuant to which Embecta matches charitable contributions made to qualifying nonprofit organizations, subject to the aggregate limit per participant of $5,000 per calendar year.
The following table sets forth the compensation earned or received by Embecta’s non-management directors during fiscal year 2023.
Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	All other compensation ($)(3)	Total ($)
David F. Melcher	130,000	322,971	7,000	459,971
David J. Albritton	70,000	200,018	2,250	272,268
Carrie L. Anderson	70,000	200,018	2,000	272,018
Christopher R. Reidy	86,000	200,018	2,000	288,018
Robert (Bob) J. Hombach	86,000	200,018	2,000	288,018
Milton M. Morris	70,000	200,018	7,000	277,018
Claire Pomeroy	86,000	200,018	7,000	293,018
Karen N. Prange	86,000	200,018	2,000	288,018
(1)
Reflects cash retainer and Committee chair fees, and for LTG (Ret.) Melcher, the non-executive Chair fee. All cash retainer and/or fees paid to Mr. Reidy were deferred pursuant to the Directors’ Deferral Plan, which is described in “Non-management director compensation—Directors’ Deferral Plan” above.

(2)
Amounts reflect the grant date fair value under FASB ASC Topic 718 of restricted stock units awarded to non-management directors in February 2023. LTG (Ret.) Melcher award includes the additional restricted stock units granted to him in connection with the Separation, as described in “Non-management director compensation—Annual equity award” above. For a discussion of the assumptions made in arriving at the grant date fair value of these awards, see Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

(3)
Amounts shown represent the aggregate amounts of the matching gifts under Embecta’s Matching Gift Program for LTG (Ret.) Melcher, Mr. Albritton, Dr. Morris and Ms. Pomeroy in fiscal year 2023, and the quarterly payments paid to the directors with respect to the annual fixed stipend for travel for all directors.

Proposal 2: Ratification of selection
of independent registered public accounting firm
E&Y has been selected by the Audit Committee as Embecta’s independent auditors for fiscal year 2024. The Audit Committee is solely responsible for the appointment, compensation, retention and oversight of Embecta’s independent auditors. Stockholders are being asked to ratify the Audit Committee’s selection of E&Y. If ratification is withheld, the Audit Committee will reconsider its selection.
A representative of E&Y is expected to attend the 2024 Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.
E&Y began serving as our independent auditors in fiscal year 2022. Listed below are the fees billed to Embecta by E&Y for services rendered during fiscal years 2023 and 2022. Prior to the Separation, BD paid any audit or tax fees related to Embecta’s business. As a result, the amounts reported for FY 2022 are not necessarily representative of the fees we expect to pay E&Y in future years. All E&Y services for fiscal years 2023 and 2022 were approved in advance by our Audit Committee (or prior to the Separation, by BD’s audit committee).
	FY 2023	FY 2022
Audit Fees	$4,255,000	$2,994,000
“Audit Fees” include fees associated with the annual audit of Embecta’s consolidated financial statements, the audit of Embecta's internal control over financial reporting and statutory audits required internationally. “Audit Fees” also include reviews of Embecta’s quarterly reports on Form 10-Q and registration statements filed with the SEC.

Audit Related Fees	$287,000	—	“Audit Related Fees” include fees associated with the annual audit of Embecta’s 401(k) Plan and pre-implementation work associated with Embecta's information technology systems.
Tax Fees	$4,0000	$21,000	“Tax Fees” includes tax compliance, assistance with tax audits, tax advice and tax planning.
Total	$4,582,000	$3,015,000

Proposal 2: Ratification of selection of independent registered public accounting firm
Pre-approval of audit and non-audit services
The Audit Committee is responsible for appointing Embecta’s independent auditors and approving the terms of the independent auditors’ services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditors, as described below. All the services listed in the previous table were approved pursuant to this policy.
Audit Services. Under the policy, the Audit Committee will appoint Embecta’s independent auditors each fiscal year and pre-approve the engagement of the independent auditors for the audit services to be provided.
Non-Audit Services. In accordance with the policy, the Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditors during the fiscal year, subject to certain dollar limits. The Audit Committee may, from time to time, delegate its authority to pre-approve non-audit services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting. All other non-audit services are required to be pre-approved by the entire Audit Committee.
The Audit Committee believes that the provision of the non-audit services described above by E&Y is consistent with maintaining the independence of E&Y. The Audit Committee periodically considers the rotation of the independent auditors. The Audit Committee believes that the continued retention of E&Y to serve as Embecta’s independent auditors is in the best interests of Embecta and its stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Proposal 2: Ratification of selection of independent registered public accounting firm
Report of the audit committee
The Audit Committee reviews Embecta’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for performing an independent audit of Embecta’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee monitors these processes.
In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Embecta’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Embecta and its management, and the independent auditors provided to the Audit Committee the written disclosures and the letter pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with Embecta’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Embecta’s internal controls, and the overall quality of Embecta’s financial reporting. Management has also reviewed with the Audit Committee its report on the effectiveness of Embecta’s internal control over financial reporting. The Audit Committee also received the report from the independent auditors on Embecta’s internal control over financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Embecta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, for filing with the SEC.
AUDIT COMMITTEE
Robert (Bob) J. Hombach (Chair)	Karen N. Prange	Carrie L. Anderson

Proposal 3: Advisory vote to approve named executive officer compensation
The Compensation Discussion and Analysis beginning on page 34 of this proxy statement describes Embecta’s executive compensation program and the compensation decisions made with respect to our CEO and the other named executive officers reflected in the Summary Compensation Table on page 52. Pursuant to Section 14A of the Exchange Act, the Board is asking stockholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the stockholders of Embecta approve the compensation of the Embecta executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Embecta’s business strategy and aligns the interests of our executives with those of our stockholders. At the same time, we believe our program does not encourage excessive risk-taking by management. We believe that the compensation actions discussed in the Compensation Discussion and Analysis appropriately reflected the performance of our named executive officers and Embecta during the year.
For these reasons, the Board is asking stockholders to support this Proposal. While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering our compensation program and future compensation decisions for our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Proposal 3: Advisory vote to approve named executive officer compensation
Management
Senior leadership
The following table sets forth information regarding the individuals who are currently serving on the senior leadership team of Embecta. One member of Embecta’s senior leadership team, Devdatt (Dev) Kurdikar, also holds a position as a member of Embecta’s Board.
Name	Position
Devdatt (Dev) Kurdikar*	President and Chief Executive Officer
Jacob (Jake) Elguicze*	Senior Vice President and Chief Financial Officer
Ginny Blocki	Senior Vice President, Product Management and Global Marketing
Tom Blount	Senior Vice President and President, North America
Brian Capone*	Vice President, Chief Accounting Officer and Corporate Controller
Shaun Curtis*	Senior Vice President, Global Manufacturing and Supply Chain
Jean Casner*	Senior Vice President and Chief Human Resources Officer
Jeff Mann*	Senior Vice President, General Counsel, Head of Business Development, and Corporate Secretary
Slobodan Radumilo	Senior Vice President and President, International
Colleen Riley	Senior Vice President and Chief Technology Officer
*	This senior leadership member has been designated as an “executive officer” under Item 401 of Regulation S-K (17 CFR § 229.401).
Biography for Devdatt (Dev) Kurdikar is provided above in “Directors whose terms expire at the 2025 annual stockholder meeting.”
Jacob (Jake) Elguicze, 50, served as Senior Vice President, Finance of Diabetes Care at BD until the Separation. Previously, Jake was the Treasurer and Vice President of Investor Relations of Teleflex Incorporated (NYSE: TFX), a global provider of medical technologies designed to improve the health and quality of people’s lives. Before assuming the role of Treasurer and Vice President of Investor Relations, Jake was the Vice President of Financial Planning and Analysis at Teleflex. Prior to that role, Jake worked at Motorola, Inc. in a variety of corporate finance roles of increasing responsibility, including most recently the Director of Finance for one of Motorola’s strategic business units. Before joining Motorola, Jake served as an auditor for Pricewaterhouse Coopers, LLP. Jake holds a Bachelor of Science in Accounting from the University of Scranton and a Master of Business Administration from Saint Joseph’s University.
Ginny Blocki served as Senior Vice President, Product Management and Global Marketing of Diabetes Care at BD prior to the Separation, a position she had held since October 2021. Prior to that, she was head of U.S. medication delivery marketing for Baxter International Inc. (NYSE: BAX) until 2021, and before that held leadership roles with Assertio Therapeutics, Inc. (Nasdaq: ASRT) until 2020, Abbott Laboratories (NYSE: ABT) until 2018, and prior to that at Baxalta (which was later acquired by Shire PLC ADR (Nasdaq: SHPC)). She has a Bachelor of Science degree in finance from Indiana University and completed the Executive Scholar Program in General Management at Kellogg School of Management, Northwestern University.
Tom Blount, 50, joined BD in 2016 and served as Vice President and General Manager, U.S. Diabetes Care, from May 2020 until the Separation. Previously, he spent 16 years in roles of increasing leadership responsibility at Sanofi S.A. (Nasdaq: SNY) following five years on active duty in the U.S. Army. He holds a Bachelor of Science degree in German/French from the United States Military Academy at West Point and a Master of Science in International Relations from Troy University – European Campus.

Proposal 3: Advisory vote to approve named executive officer compensation
Brian Capone, 49, served as Vice President, Corporate Controller and Chief Accounting Officer of Diabetes Care at BD prior to the Separation. Mr. Capone previously served as Senior Vice President, Corporate Controller and Chief Accounting Officer at Cantel Medical Corporation (“Cantel”), a global medical products company focused on infection prevention products, until its acquisition by Steris PLC (NYSE: STE). Mr. Capone was appointed to this position in October 2018, having previously served as Senior Vice President, Chief Accounting Officer and Vice President, Corporate Controller at Cantel since April 2017. Prior to joining Cantel, Mr. Capone served as the Assistant Corporate Controller for Stryker Corporation from October 2014 to April 2017, and Director, External Financial Reporting and Technical Accounting for Quest Diagnostics Incorporated from March 2012 to October 2014. Prior to those roles, Mr. Capone served in various financial reporting and accounting roles at Genzyme Corporation, CVS Health Corporation and C.R. Bard. Mr. Capone holds a Bachelor of Science degree in Business Administration with a concentration in Professional Accounting from Montclair State University and is a Certified Public Accountant in the State of New York.
Shaun Curtis, 54, served as the Worldwide Vice President of Operations for Diabetes Care at BD, from 2018 until the Separation. Previously, Shaun was the Manufacturing Director at BD Plymouth, UK (part of the Integrated Diagnostic Solutions Business) since 2012. Prior to joining BD, Shaun was the Engineering Manager at Cooper Standard Automotive, Plymouth, UK. Before his role at Cooper Standard Automotive, Shaun worked at Pall Filtration, UK. Shaun started his career at Rio Tinto Zinc as an underground maintenance engineer. Shaun holds a Master of Business Administration from Northampton University, UK. He earned an Honors Degree in Mechanical Engineering from Plymouth University. He also achieved a Higher National Diploma in Mechanical Engineering at Swindon College.
Jean Casner, 65, serves as Senior Vice President and Chief Human Resources Officer, and has over 30 years of global human resources strategy, design and operations experience across a range of industries. Most recently, she served as Senior Vice President and Chief Human Resources Officer for Renalytix, PLC, an emerging in-vitro diagnostic medical device company, where she was responsible for building the HR function in preparation for rapid growth following FDA approval of its groundbreaking diagnostic test, KidneyIntelX.dkd. Prior to Renalytix, Jean served as Senior Vice President & Chief Human Resources Officer of Cantel Medical Corp., a global medical products company focused on infection prevention products. There, she was responsible for the global human capital strategy, encompassing talent development, talent acquisition, succession planning, total rewards, benefits, diversity, equity and inclusion and HR operations. Previously, Jean also held executive HR leadership positions in the areas of HR Operations, executive compensation, total rewards, global mobility, HRIS, HRIT and talent acquisition, at the National Basketball Association (NBA), Merck & Co., The Dial Corporation (now Henkel), Johnson & Johnson, and ORC (now Mercer). Jean holds a Bachelor of Arts degree in English from the University of Virginia.
Jeff Mann, 51, served as the Senior Vice President, General Counsel and Head of Corporate Development of Diabetes Care at BD until the Separation. Most recently, Jeff served as General Counsel and Corporate Secretary of Cantel Medical Corp (Cantel). Prior to Cantel, Jeff spent 14 years with Boston Scientific Corporation in roles including M&A, venture capital investments, SEC and corporate governance, patent strategy, litigation, and business unit support for the Med Surg group. Jeff also served on the Board of Directors of Preventice Solutions and as Chair of its Compensation Committee. Jeff holds a Bachelor of Science in Civil and Environmental Engineering from Lafayette College in Easton, PA, and a J.D. from Boston College Law School, magna cum laude.
Slobodan Radumilo, 53, was Vice President and General Manager of Diabetes Care for BD in the EMEA region, from 2016 until the Separation. Previously, he held roles of increasing responsibility at Medtronic plc (NYSE: MDT) from 1997 to 2016, most recently as vice president of neuromodulation for Europe and Canada, regional vice president for Central and Eastern Europe and Central Asia, and regional vice president for Central and Eastern Europe, Greece and Israel. He holds a Bachelor of Science degree in electrical engineering, a Master of Science degree in biomedical engineering and a Diploma in Management from the University of Zagreb in Croatia, as well as a Diploma in Leadership from the Glasgow Caledonian University.
Colleen Riley, 59, was Senior Vice President, Chief Technology Officer of Diabetes Care at BD from October 2021 until the Separation. Prior to that, she was the senior vice president of innovation and development for Terumo Blood and Cell Technologies since 2019 and previously served in a leadership role at Stryker Orthopedics (NYSE: SYK) from 2014 to 2019. Previously, she served in leadership rules at Novartis International AG (NYSE: NVS), Nexis Vision Inc. and Johnson & Johnson (NYSE: JNJ). She holds a Bachelor of Arts in chemistry, a Master of Science in physiological optics and a Doctor of Optometry degree from Indiana University.

Compensation Discussion and Analysis
Introduction
This section provides an overview of our executive compensation philosophy and executive compensation programs, the compensation actions taken with respect to our named executive officers, or our “NEOs,” in 2023, as well as the principles and processes the Compensation Committee has established in determining NEO compensation.
The named executive officers for 2023 are listed below.
•	Devdatt (Dev) Kurdikar, President, Chief Executive Officer and Director
•	Jacob (Jake) Elguicze, Senior Vice President and Chief Financial Officer
•	Shaun Curtis, Senior Vice President, Global Manufacturing and Supply Chain
•	Jeff Mann, Senior Vice President, General Counsel, Head of Business Development and Corporate Secretary
•	Brian Capone, Vice President, Corporate Controller and Chief Accounting Officer
•	Ajay Kumar, Former Senior Vice President and Chief Human Resources Officer*
*	Mr. Kumar separated from the Company, effective July 16, 2023.
All references in this section to years are references to our fiscal year, which ends on September 30, unless otherwise noted.
Executive summary
On April 1, 2022, we consummated the Separation from BD and launched as an independent publicly traded company. For the first six months of fiscal year 2022, our NEOs served in various roles for BD, and executive compensation decisions were determined by BD management, in accordance with BD’s executive compensation governance policies. Upon the effectiveness of the Separation, our NEO compensation was adjusted pursuant to the NEO’s employment agreements to account for the Separation and their new roles as executive officers of Embecta. BD outstanding equity awards were converted into Embecta equity awards as approved by the BD Board of Directors. Following the Separation, our Compensation Committee undertook a review of executive compensation practices and, with the assistance of its independent compensation consultant, approved adjustments to our executive compensation program to further align with the market median, as described in more detail below. In fiscal year 2023, our NEOs did not receive any compensation from BD or participate in BD compensation programs and all decisions with respect to the compensation of our NEOs were made by the Compensation Committee (or the Board, in the case of our CEO).
In preparation for the Separation, we identified compensation as a key vehicle for attracting, retaining and motivating top talent. In designing our post-Separation compensation programs, we carefully reviewed the programs in which our executive officers and other employees participated at BD to determine applicability to Embecta and made changes to ensure those programs addressed the needs of our business and the unique situations we face as a standalone company. We chose to adopt some features of the BD programs and refined others based on our strategy, scale of operations, and workforce.
For 2023, our compensation philosophy is designed to align the interests of our executive officers with those of our stockholders by providing pay that is directly linked to the achievement of performance goals established to foster the creation of sustainable long-term stockholder value. The use of variable, at-risk compensation as a key element of executive pay connects pay outcomes with company performance. Embecta believes in executive compensation that is competitive with our peers, has meaningful performance components and has equity-based elements to encourage

Compensation discussion and analysis
executives to maintain an appropriate ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our CEO being linked to the achievement of short-term and long-term Company goals and to the building of stockholder value.
Our compensation philosophy, objectives and practices
As we operate in a highly competitive and rapidly evolving market as an independent publicly listed global company with a complex geographic footprint and our business matures, we monitor our executive compensation philosophy, program and approach to setting compensation to ensure alignment with our long-term strategy and the unique characteristics of Embecta. The Embecta executive compensation program has three primary objectives: to attract and retain talent; to drive performance to achieve strategic objectives; and to create long-term value for our stockholders. In connection with the Separation and in line with these objectives, the Compensation Committee has adopted an executive compensation philosophy that reflects where Embecta is in its life cycle as a newly public company. It includes the following guiding principles we believe are critical to our success.
Pay for performance
•
We link pay and performance with 50% or more of total compensation opportunity delivered through variable, at-risk incentives with a clear connection to increasing stockholder long-term value through achievement of predetermined company performance goals.

Accountability
•
The compensation program incorporates a short-term incentive plan that holds management accountable for the achievement of financial metrics and strategic objectives and a long-term incentive framework that is heavily weighted on performance and which will evolve over the first few years following the Separation to represent a more significant portion of the total incentive opportunity.

Competitive positioning
•
Pay opportunity is generally targeted around the median of the compensation at peer companies, with flexibility to determine individual compensation based on an executive’s scope, experience, criticality of role, performance and internal equity. Our executives have deep expertise that is highly valued by the market and important to our success, and their retention is a key priority.

Stockholder alignment
•
We establish and maintain a well-governed program that creates long-term value for our stockholders by rewarding our executives when stockholder value is created while also mitigating excessive risk-taking and behavior that is inconsistent with our strategic plans and Embecta’s mission, vision and values.

In administering the program, the Compensation Committee seeks to provide transparency to Embecta executives and employees and to our stockholders on all aspects of Embecta’s compensation structure. This includes disclosure of performance targets and payout formulas and of the Compensation Committee’s use of discretion in determining award payouts. As a newly independent and public company, Embecta will continue to assess its compensation program to ensure appropriate alignment with its business strategy and stockholders’ expectations.

Compensation discussion and analysis
How we set executive compensation
The role of the Compensation Committee, its consultant
and management
The Compensation Committee oversees the compensation program for our executive officers, including the program design and performance targets. The Compensation Committee recommends compensation actions regarding the CEO for approval by the independent members of the Board and sets the compensation of the other named executive officers. The Compensation Committee is assisted in fulfilling its responsibilities by its independent compensation consultant, Korn Ferry, and Embecta’s senior management, but final decisions are made by the Compensation Committee or the Board, as applicable, in its sole discretion. The Compensation Committee has utilized Korn Ferry as its independent executive compensation consultant since 2022. In its role as the Compensation Committee’s executive compensation consultant during fiscal 2023, Korn Ferry (among other things):
•
assisted the Compensation Committee in the design and implementation of our executive compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets;

•	made recommendations regarding the compensation of our CEO and other named executives and the compensation of our directors;
•	conducted an annual review of the composition of the peer group;
•	advised the Compensation Committee with respect to the competitiveness of our executive and director compensation programs;
•	attended Compensation Committee meetings; and
•	responded to various ad hoc requests from the Compensation Committee.
Additional information about our process for setting executive compensation, including the roles of Korn Ferry and management, is found beginning on page 14.
The Compensation Committee has implemented a process to approve fees for any non-compensation related consulting advice in advance, to ensure that Korn Ferry remains independent. The aggregate fees billed by Korn Ferry for consulting services rendered to the Compensation Committee during fiscal year 2023 related to the recommendation of the amount or form of executive and director compensation were approximately $99,750. The total amount of fees paid by the Company to Korn Ferry in fiscal year 2023 for all other services, excluding Compensation Committee services, was approximately $339,029. The decision to hire Korn Ferry for these other services (which included executive search, organizational strategy consulting, leadership development and assessments) was made by the Company’s management and approved by the Compensation Committee.
Use of market comparison data
For 2023, the Compensation Committee approved a peer group framework and methodology based on a set of principles and criteria. With the assistance of its independent compensation consultant, it established a compensation benchmarking peer group, which is composed of a robust set of companies in the healthcare sector with comparable business characteristics, models and size for the purposes of reviewing compensation. In selecting companies for the peer group, the Compensation Committee considered companies that met one or more of the following peer group selection criteria established by the Compensation Committee, based on the recommendations of its independent compensation consultant:
•	domestic, publicly traded company;
•	similar size in terms of revenue and similar cost characteristics;
•
member of the healthcare industry, with a focus on healthcare equipment and supplies, healthcare providers and services, healthcare technology, biotechnology, pharmaceuticals and life sciences tools and services; and

Compensation discussion and analysis
•	similar lines of business and characteristics: chronic condition management, international distribution, business complexity and clinical manufacturing.
Based on the above selection criteria and considering the recommendations of its independent compensation consultant, the Compensation Committee approved the following peer companies:
Compensation Peer Group
Abiomed, Inc.* Avanos Medical, Inc, Bio-Rad Laboratories, Inc. CONMED Corporation DexCom, Inc. Haemonetics Corporation ICU Medical, Inc.	Insulet Corporation Integer Holdings Corporation Integra LifeSciences Holding Corporation Nevro Corp. NuVasive, Inc. Orthofix Medical Inc.	ResMed Inc. Tandem Diabetes Care, Inc. Teleflex Incorporated The Cooper Companies, Inc. Waters Corporation West Pharmaceutical Services, Inc.
*	Abiomed, Inc. was removed from the peer group in May 2023 due to its acquisition by another company.
The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Embecta performance and peer compensation levels. Other factors that may influence the amount of compensation awarded may include an executive’s scope, experience, criticality of role, performance and internal equity. In addition to the proxy market data from the peer group developed, the Compensation Committee also reviewed survey data from the compensation peer group along with custom cuts of industry data from the Willis Towers Watson Pharmaceutical and Health Sciences Executive Survey Report, the Radford Global Compensation Database and the Equilar TrueView Survey.
Our compensation objectives and practices
Our goal is to provide an executive compensation program that best serves the long-term interests of our stockholders. We believe that attracting and retaining superior talent and rewarding performance is key to delivering long-term stockholder returns, and that a competitive compensation program is critical to that end. Therefore, we strive to provide a competitive compensation package to our executives that ties a significant portion of pay to performance and uses components that align the interests of our executives with those of Embecta’s stockholders. The following is a summary of important aspects of our executive compensation program.
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Balanced mix of pay components and incentives. We target a balanced mix of cash and equity compensation, and of annual and long-term incentives. The key elements of our program are salary, annual cash incentives under the annual bonus plan and long-term equity compensation.

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Significant performance-based compensation tied to business strategy. We emphasize pay-for-performance to align executive compensation with the execution of our business strategy and the creation of long-term stockholder value. We use performance metrics that are aligned with and support Embecta’s business strategy.

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Meaningful performance-based compensation to mitigate excessive risk-taking. While we emphasize “at risk” pay tied to performance, we believe our program does not encourage excessive risk-taking by management.

•
Share retention guidelines and policy against pledging/hedging. Our executives are subject to robust share retention and ownership guidelines and are prohibited from pledging or short selling Embecta shares or hedging against the economic risk of their ownership.

•	Limited perquisites. We do not offer special perquisites that are not available to other officers of Embecta or other personal benefits to our NEOs.

Compensation discussion and analysis
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Clawback policies. We have a compensation recovery policy that gives the Board the authority to recover incentive compensation paid to senior management in the event of a restatement of our financial statements resulting from that person’s misconduct, and to recover equity compensation awarded to a member of management if such executive breaches certain restrictive covenants. In compliance with Nasdaq’s new rules, we have also adopted a new compensation recovery policy that gives the Board the authority to recover incentive compensation paid to current or former senior management in the event of a restatement of our financial statement, regardless of individual misconduct.

•
Change in control arrangements. We have “double-trigger” change in control agreements with our named executive officers to provide continuity of management in the event of an actual or potential change in control. Our change in control agreements do not contain any excise tax “gross-up” provisions.

•	Use of independent compensation consultant. The Compensation Committee uses an independent compensation consultant to assist it in designing our compensation program and making compensation decisions.
Our risk analysis of performance-based compensation
While a significant portion of our executive compensation is performance-based, we do not believe that our program encourages excessive or unnecessary risk-taking. A certain amount of risk-taking is a necessary part of operating and growing a business, but the Compensation Committee focuses on aligning Embecta’s compensation practices with Embecta’s long-term strategy and attempts to avoid short-term rewards for management decisions that could pose long-term risks to Embecta. This includes:
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Limits on Bonus Plan awards. We do not overweight short-term incentives as a proportion of total pay. Bonus Plan awards are also capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has the discretion to determine and adjust award amounts based on any factors it deems appropriate, including whether management has taken unnecessary or excessive risk.

•
Use of long-term equity compensation. The largest portion of the compensation paid to our NEOs is long-term equity compensation that generally vests over a period of three years, which encourages our executives to focus on sustaining Embecta’s long-term performance.

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Balanced set of performance metrics. We use a set of multiple performance metrics, without over-weighting any single metric. These performance-based compensation metrics align with the execution of our business strategy.

•
Share retention and ownership guidelines. Our share retention and ownership guidelines ensure that our executives have a significant amount of their personal assets tied to the long-term success of Embecta, and we have a policy prohibiting the pledging or short selling of Embecta shares or hedging against the economic risk of their ownership.

Compensation discussion and analysis
Elements of our 2023 executive compensation program
The key elements of the 2023 executive compensation program are summarized below.

Fixed	Variable		
			Long-Term Incentives	
	Base Salary	Short-Term Incentives	Performance Units (PSUs)	Time Vested Units (TVUs)
What?	**Cash**	**Cash**	**Equity**	**Equity**
When?	**Annual**	**Annual**	**Annual Grant, Vesting over 3-Year Term**	**Annual Grant, Vesting over 3-Year Term**
Description	Fixed cash compensation based on performance, scope of responsibilities, experience and competitive pay practices.	Annual variable cash payment tied to performance during the fiscal year.	PSUs vest following the end of a three-year performance period, subject to achievement of performance measures.	TVUs vest in three annual installments beginning one year from the grant date.
Purpose	Provide a fixed, baseline level of compensation.	Drive business performance towards achievement of annual goals.	• Increase executive ownership to align interests with stockholders. • Drive long-term, sustained business performance. • Reward creation of stockholder value. • Promote executive retention.

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation program is applied consistently to our NEOs, including the CEO. We review each element of total compensation, both individually and on a combined basis, for each NEO and make adjustments as appropriate based on these comparisons.
The following is a more detailed discussion of the components of Embecta’s executive compensation program.
Base salary
Base salary is the fixed component of the compensation paid to each of our executive officers, and is determined based on the executive’s scope, experience, criticality of role, competitive marketplace practices, performance and internal equity.
As part of Embecta’s strategy to continue to grow and operate as a stand-alone public company following the Separation, the Compensation Committee, in consultation with its independent compensation consultant, reviewed the base salary levels against the compensation Peer Group

Compensation discussion and analysis
information to assess whether compensation was within acceptable market ranges. Based on its review, the Compensation Committee determined that base salary for certain of the NEOs should be increased, effective December 2022 or January 2023. The following table sets forth the base salary adjustments for our NEOs in 2023:
Named Executive Officer	Starting Base Salary on October 1, 2022	Final Base Salary on September 30, 2023**
Dev Kurdikar	$825,000	$875,000
Jake Elguicze	$515,000	$533,000
Shaun Curtis*	$443,604	$464,728
Jeff Mann	$515,000	$533,000
Brian Capone	$385,000	$397,243
Ajay Kumar	$450,000	$450,000
*	Mr. Curtis’s salary is paid in Euros. For purposes of this table, Mr. Curtis’s base salary was converted from Euros to USD based on an exchange rate of 1.06 as of September 29, 2023.
**	Salary increases for all executives were effective December 18, 2022, except for Mr. Curtis whose salary increase was effective January 1, 2023.
Annual and long-term incentives
We have two primary types of incentives that reward our executives for performance. The incentives are designed to tie compensation to performance and to align our executives’ interests with those of Embecta’s stockholders. Our annual incentives allow us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed during the applicable year. Our long-term incentives are based on Embecta stock, and the value realized by our executives will increase as the value of Embecta stock increases. We believe the current mix of base salary, annual incentives, and long-term incentives is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within the Company. The interplay between the annual incentives and the long-term incentives provides a balance to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.
The following describes the variable compensation program that our NEOs were eligible to participate in during fiscal year 2023.
Annual short-term incentive awards
Performance Period and Metrics for Performance-based Compensation in 2023
During 2023, our NEOs were eligible to participate in the Embecta Annual Performance Bonus Plan, renamed the Embecta Annual Incentive Plan during 2023 (the “Bonus Plan”). The Bonus Plan provides our executives an opportunity to receive an annual cash award based on Embecta’s performance for the 2023 fiscal year and their contribution to that performance, as part of our pay-for-performance philosophy. The Compensation Committee approved these performance measures and associated targets:
•	75% Financial Metrics (40% Constant Currency Revenue $, 35% Adjusted EBITDA $)
•	25% Strategic Objectives
This weighting is based on the Compensation Committee’s belief that these are the key measures of success during the year. The strategic objectives are designed to achieve key milestones towards the completion of the Separation and our ability to stand up as an independent company. Annual incentives are paid based upon achievement of Company performance measures.

Compensation discussion and analysis
2023 annual bonus plan
Funding for the fiscal year 2023 Bonus Plan awards was based on Embecta’s global business results, which resulted in an overall funding level of 125.5%.
Description of metrics for 2023 performance-based compensation
Constant Currency Revenue $*	This measure is defined as revenues excluding the impact of fluctuations in foreign exchange (or “FX”) rates since the setting of the Bonus Plan targets.
Adjusted EBITDA $*
This measure is defined as earnings before interest, taxes, depreciation, and amortization (“EBITDA”) excluding certain items that affect comparability of operating results and the trend of earnings. These adjustments are either non-cash or irregular in nature, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: (i) share-based compensation, (ii) impairment losses, (iii) costs associated with the Separation, and (iv) other significant items management deems irregular or non-operating in nature. This measure excludes the impact of fluctuations in foreign exchange rates since the setting of the Bonus Plan targets.

Strategic Objectives	For the 2023 Bonus Plan, the strategic objectives scorecard had the following goals:
	•	ERP Implementation: Related to milestones in the implementation of Embecta’s ERP system;
	•	Insulin Delivery Pump: Related to milestones for the development of a type 2 closed loop insulin delivery system utilizing Embecta’s proprietary patch pump system;
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Global Quality and Regulatory: Related to various Quality and Regulatory initiatives critical to the operation of Embecta as a standalone company, including the operationalization of our Quality Management System and regulatory submissions in various countries;

•
Human Resources: Related to various Human Resources initiatives critical to the operation of Embecta as standalone company, including the operationalization of Workday, payroll solutions globally, benefits programs implementation, and others.

*
Constant Currency Revenue and Adjusted EBITDA are not calculated in accordance with the U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these metrics for the fiscal year ended September 30, 2023 to the most directly comparable GAAP measures, please see Appendix A to this proxy statement.

How our performance metrics support Embecta’s business strategy
The Compensation Committee believes that, together, these measures provide a balanced set of performance targets that focus on preserving and growing our core business, profitability and operating efficiency.
When measuring actual performance against financial targets, adjustments are made to account for the impact of foreign currency exchange rates in effect during the year, whether favorable or unfavorable to Embecta, compared to the rates we budgeted when the targets were set. We eliminate this impact of unbudgeted foreign currency translation so that only Embecta’s underlying performance is measured.

Compensation discussion and analysis
Funding for awards based on Embecta’s performance
The available funding pool for awards is determined by a formula. For each performance measure, Embecta’s performance is compared to the target goal set by the Compensation Committee to arrive at a performance factor for that measure.
For 2023, funding for Bonus Plan awards was based on Embecta’s global business results, which resulted in an overall payout of 125.5%. The graphs below show the funding levels for threshold, target and maximum performance for the performance measures under the Bonus Plan for 2023. Performance below threshold for a performance measure results in no funding with respect to that measure.
Performance Measures		Below Threshold	Threshold	Target	Max
Constant Currency Revenue $	Achievement	< 90%	90%	100%	110%
	Payout	0%	50%	100%	200%
Adjusted EBITDA $	Achievement	< 80%	80%	100%	120%
	Payout	0%	50%	100%	200%
Strategic Objectives	Achievement	N/A	Below	Achieve	Above
	Payout	0%	50%	100%	200%
The payout range applicable to 2023 is 50% - 200% for all measures and there is no payout for performance below threshold.
Performance Measures	Weight	Achieved Payout Factor	Weighted Payout Factor
Constant Currency Revenue $	40%	117.0%	46.8%
Adjusted EBITDA $	35%	144.5%	50.6%
Strategic Objectives	25%	112.5%	28.1%
		Final Payout Factor	125.5%
Generally, target performance objectives for our short-term financial goals are developed through our annual operating planning process, during which management assesses our operating environment and builds projections on anticipated results. Such target performance objectives are then reviewed and approved by the Compensation Committee. The Compensation Committee approved the following targets for 2023: Constant Currency Revenue $ of $1,076M and Adjusted EBITDA $ of $334M. Strategic Objectives goals are quantifiable and rigorously set and payout is subject to an additional minimum Adjusted EBITDA of 20% for any payout of the Strategic Objectives portion.
For the purposes of measuring performance versus target for the 2023 performance period under the Bonus Plan, actual results were calculated using the same foreign exchange rates used to develop the targets.
The final payout factor is subject to the approval of the Compensation Committee, and the Compensation Committee has the discretion to reduce or increase the payout factor derived from the Bonus Plan formula. Actual awards paid to our NEOs are ultimately in the discretion of the Compensation Committee and their awards, as a percentage of their target, may be more or less than the final payout factor.
When comparing Embecta’s operating results to the performance targets, the Compensation Committee also has the discretion to make adjustments to Embecta’s results for unbudgeted items that are not considered part of our ordinary operations and other events that significantly impacted Embecta’s performance. This encourages management to make business decisions based on what management believes is in the best interests of Embecta, rather than their possible effects on compensation. It also ensures that our executives are not unfairly rewarded for or penalized by these types of events.

Compensation discussion and analysis
Setting individual awards
The Compensation Committee considers Embecta’s business plan, the target bonuses set by companies in its compensation Peer Group and the marketplace in which Embecta is competing when setting performance targets. The Compensation Committee seeks to reward what it deems to be superior performance by management, accounting for current industry conditions and growth trends. The Compensation Committee sets what it believes are challenging performance targets in light of the Embecta operating plans reviewed by the Board, and structures payouts so that they are aligned with Embecta’s performance against those targets.
At the beginning of fiscal year 2023, target annual incentive levels were set by the Compensation Committee, with Korn Ferry’s assistance. Based on its review, the Compensation Committee determined that the 2023 annual incentive target for Mr. Curtis should be increased from 50% of base salary to 55% of base salary and that annual incentive targets for the other NEOs were appropriate. 2023 annual incentive targets for the NEOs are set forth below:
Named Executive Officer	Target Bonus for FY23
Dev Kurdikar	115%
Jake Elguicze	70%
Shaun Curtis	55%
Jeff Mann	60%
Brian Capone	45%
Ajay Kumar	60%
2023 bonus determinations
At the end of 2023, the Compensation Committee measured performance for our employees, including the NEOs. Embecta’s strong performance for the year resulted in funding for the Bonus Plan at 125.5% of target, based on the following actual results: Constant Currency Revenue $ of $1,094.5M, Adjusted EBITDA $ of $363.7M and Strategic Objective targets were exceeded, resulting in a payout factor of 112.5% for the Strategic Objectives portion of the Bonus Plan. Please refer to Appendix A to this proxy statement for a reconciliation of Constant Currency Revenue and Adjusted EBITDA to the most directly comparable GAAP measures.
The table below reflects the 2023 fiscal year annual short-term incentive opportunity of each NEO under the Bonus Plan and the amount awarded to each NEO for the 2023 fiscal year. The Compensation Committee did not exercise discretion to increase or decrease the actual annual incentive award payable to our NEOs.
Named Executive Officer	Target Bonus	Awarded Bonus
Dev Kurdikar	$1,006,250	$1,262,844
Jake Elguicze	$373,100	$468,241
Shaun Curtis*	$255,600	$320,779
Jeff Mann	$319,800	$401,349
Brian Capone	$178,759	$224,343
Ajay Kumar**	$270,000	N/A
*	Amounts reported for Mr. Curtis are converted from Euros to USD based on an exchange rate of 1.06 as of September 29, 2023.
**	Mr. Kumar separated from the Company prior to the end of the fiscal year and was not eligible to receive an annual incentive award under the Bonus Plan.

Compensation discussion and analysis
Equity compensation awards
Embecta uses a mix of equity compensation vehicles to promote the long-term objectives of its compensation program. Below is a description of the long-term incentive awards granted during the 2023 fiscal year pursuant to the 2022 Plan.
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PSUs. PSUs are performance-based restricted stock units that vest three years after grant, based on continued service and the achievement of pre-determined performance metrics. The potential payouts under these awards ranges from 50% to 200% of target. The actual payout is based on Embecta’s performance against the performance targets set for these awards over the three-year performance period. PSUs are not transferable, and holders cannot vote any shares underlying the award until the shares have been distributed. Dividend equivalents do not accrue on these awards. See “Fiscal 2023-2025 PSU Grants Incentive Target, Performance and Payout Ranges” below for a description of the performance targets for the 2023-2025 PSU grants.

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TVUs. TVUs are restricted stock units that represent the right to receive shares of Embecta common stock upon vesting. TVU awards vest in three annual installments based on continued service, beginning one year from the grant date. TVUs are not transferable, and holders cannot vote any shares underlying the award until the shares have been distributed. Dividend equivalents do not accrue on these awards.

Long-term incentive award targets
At the beginning of 2023, the NEOs were eligible to receive a long-term equity incentive award pursuant to the 2022 Plan based on a target annual long-term incentive award value approved by Compensation Committee. Awards were delivered 50% in PSUs and 50% in TVUs, except for Mr. Capone who received 40% in PSUs and 60% in TVUs. The following table sets forth the long-term incentive award targets for our NEOs in 2023:
Named Executive Officer	LTI Award Target for FY 2023
Dev Kurdikar	$5,500,000
Jake Elguicze	$1,600,000
Shaun Curtis	$600,000
Jeff Mann	$1,300,000
Brian Capone	$275,000
Ajay Kumar	$515,000
Fiscal 2023-2025 PSU Grants
The PSUs granted in FY 2023 may be earned based on achievement versus three-year cumulative financial metrics as well as strategic objectives. The cumulative financial goals are the sum of annual targets set by the Compensation Committee which align with the approved budget in each fiscal year. The PSUs are also subject to a minimum performance threshold: if the Adjusted EBITDA % for the Company does not exceed 20% cumulative for the first two years of the PSUs performance period, none of the PSU awards will vest, regardless of performance achieved.
When granting PSUs for the FY 2023-2025 period, the Compensation Committee used the following performance metrics: Constant Currency Revenue Growth Percentage, weighted 45%; Adjusted Operating Income Dollars, weighted 30%; and Strategic Objectives, weighted 25%.

Compensation discussion and analysis
Constant Currency Revenue Growth %
This measure is defined as the year over year change in revenues, excluding the impact of fluctuations in foreign exchange rates by comparing results between periods as if exchange rates had remained constant.

Adjusted Operating Income $
This measure is defined as operating income excluding certain items that affect comparability of operating results and the trend of earnings. These adjustments are either non-cash or irregular in nature, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: (i) share-based compensation, (ii) impairment losses, (iii) costs associated with the Separation, and (iv) other significant items management deems irregular or non-operating in nature. This measure excludes the impact of fluctuations in foreign exchange rates since the setting of the PSU plan targets.

Strategic Objectives	For the 2023-2025 performance period, the strategic objectives scorecard had the following goals:
	•	ERP Implementation: Related to the full implementation of Embecta’s ERP system;
	•	Distribution Network: Related to the creation and operations of Embecta’s distribution network;
	•	Transition Services Agreements (“TSAs”): Relating to the full exit of TSAs; and
	•	Global Shared Services Implementation: Relating to the creation and implementation of all functional Shared Services operations.
Fiscal 2023-2025 PSU Grants Incentive Target, Performance and Payout Ranges

Targets. In consideration of the uncertainties of operating as a standalone company, the Compensation Committee approved the performance targets for the PSUs granted in FY 2023 to be set as the sum of the annual targets in the performance period. The first-year targets set for these FY 2023 PSUs are Constant Currency Revenue Growth % of 0.0% and Adjusted Operating Income $ of $283M. The Strategic Objectives portion of the FY 2023 PSUs also includes goals which have a three-year performance measurement period. Strategic Objective goals are quantifiable and rigorously set and include goals for threshold, target, and maximum payout.
Payout Range. The payout range applicable to the 2023-2025 performance period is 50% - 200% of target value for all measures and there is no payout for performance below threshold.

Compensation discussion and analysis
2024 executive compensation design
The Compensation Committee continues to evaluate annual and long-term incentive plan design to ensure proper alignment with Embecta’s commitment to performance-based incentives.
In September 2023, our Compensation Committee approved the following changes to the TVUs and PSUs:
•
Beginning with the equity awards granted in November 2023, dividend equivalents will accrue on each award of TVUs and PSUs. Dividend equivalents will be delivered to the equity awards holders in the form of additional shares of Embecta common stock when both the applicable service and, in the case of PSUs, performance conditions are satisfied.

•
The PSUs granted in November 2023 will vest following the end of a three-year performance period, subject to achievement of performance measures relating to Constant Currency Revenue Growth % (weighted 60%) and Adjusted Operating Income $ (weighted 40%).

Other benefits under our executive compensation program
Limited executive perquisites
NEOs are not provided significant executive perquisites. In fiscal year 2023, Mr. Curtis received a housing allowance associated with his relocation to Ireland. Additionally, Mr. Curtis receives a monthly car allowance.
Embecta expects to limit the use of perquisites as a method of compensation and provide executive officers with only those perquisites that Embecta believes are reasonable and consistent with its compensation goal of enabling Embecta to attract and retain superior executives for key positions.
401(k) Plan
Embecta maintains a tax qualified defined contribution retirement plan (the “401(k) Plan”) that covers substantially all US-based employees. Each of the NEOs except Shaun Curtis participates in the 401(k) Plan. Participants may contribute a portion of their compensation on a before-tax basis into their 401(k) Plan accounts, subject to limits. In addition, Embecta matches an amount equal to 75% for each dollar contributed by participants on the first 6% of their eligible earnings, up to prescribed annual limits. In addition to the matching contributions, we may also make additional non-elective contributions to the 401(k) Plan on the same basis for all employees. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) Plan and making matching contributions adds to the overall desirability of our compensation package and further incentivizes our employees, including our executive officers, in accordance with Embecta’s compensation policies.
Pension benefits
Prior to the Separation, BD offered pension benefits to eligible U.S. associates under the BD Retirement Plan. Ajay Kumar participated in the BD Retirement Plan prior to the Separation and was the sole NEO eligible to participate in such plan. As of the Separation, Mr. Kumar no longer accrues pay credits under the BD Retirement Plan. At and following the Separation, no portion of the BD Retirement Plan transferred to Embecta and Embecta has not adopted (and does not expect to adopt) a defined benefit pension plan. For information about the actuarial present value of accumulated benefits payable to Mr. Kumar under the BD Retirement Plan, see the “Pension Benefits at 2023 Fiscal Year End.”

Compensation discussion and analysis
Deferred compensation
Our Deferred Compensation Plan (the “DCP”) is an unfunded, nonqualified plan that allows eligible associates to defer receipt of cash compensation on a pre-tax basis in addition to what is allowed under our tax-qualified 401(k) Plan. We do not provide any guaranteed earnings on amounts deferred under the DCP, and earnings on these accounts are based on individual investment elections. Embecta provides matching contributions on deferred cash amounts deferred under the DCP, subject to certain limits. For additional information regarding the deferred compensation provisions of the DCP, see “Compensation of Named Executive Officers—Deferred Compensation Plan, Directors’ Deferral Plan and the GSIP.”
GSIP
Prior to the Separation, BD maintained the Global Share Investment Program, or the GSIP, for its non-U.S. associates in certain jurisdictions outside of the United States. In connection with the Separation, Embecta adopted a similar plan in Ireland with the following terms. Mr. Curtis is the only NEO eligible to participate in the Embecta GSIP. The purpose of the GSIP is to provide employees in certain countries with a tax-efficient way to save on a regular and long-term basis and acquire a beneficial interest in Embecta common stock. Participants are granted a bonus of 3.85% of their base salary which they can elect to receive in cash, paid through payroll and taxed. Alternatively, participants can opt to invest the 3.85% bonus into the GSIP on a pre-tax basis to buy GSIP shares, to which Embecta provides matching funds of up to 3% of a participant’s base pay through contributions to the participant’s plan account, subject to an annual maximum of €12,700, established by Ireland’s Revenue Commissioners. Participants may also choose to contribute up to 6.85% of their monthly base pay, through payroll deductions, to the GSIP for their account, subject to the same €12,700 annual maximum. A participant may withdraw the vested portion of the participant’s account, although such withdrawals must be in the form of a cash payment if the participant is employed by Embecta at the time of withdrawal. Following termination of service, withdrawals are paid in either cash or shares, at the election of the participant.
Executive severance and change in control plan
Embecta’s Executive Severance and Change in Control Plan (the “Executive Severance Plan”) provides severance benefits to eligible key employees of Embecta and certain subsidiaries of Embecta, including the NEOs, in connection with certain terminations of employment.
Under the terms of the Executive Severance Plan, in the event that an NEO is involuntarily terminated by Embecta without cause or resigns for good reason outside of a change in control coverage period (each as defined in the Executive Severance Plan), the NEO would be entitled to (i) a severance payment (paid over time) consisting of the continuation of payment of the NEO’s base salary (24 months for the CEO, 12 months for the individuals designated as tier II executives and 9 months for the individuals designated as tier III executives) and multiple of the NEO’s target annual bonus (two times for the CEO and one time for the individuals designated as tier II executives), (ii) a lump-sum payment equal to a pro-rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump-sum payment approximating a certain period of COBRA premiums for continued coverage under Embecta’s group health insurance plan (24 months for the CEO, 12 months for the individuals designated as tier II executives and 9 months for the individuals designated as tier III executives) and (iv) 12 months of outplacement services.
In the event that an NEO is involuntarily terminated by Embecta without cause or resigns for good reason during the 24 months following a change in control (or prior to the change in control, if the NEO reasonably demonstrates that the termination was in connection with the change in control), the NEO would be entitled to (i) a lump-sum severance payment consisting of a multiple (three times for the CEO, two times for the individuals designated as tier II executives and one time for the individuals designated as tier III executives) of the sum of the NEO’s base salary and the greater of (x) the NEO’s target annual cash bonus for the year in which the termination occurred, (y) the NEO’s actual annual bonus for the most recently completed fiscal year for which bonuses have been determined and (z) the

Compensation discussion and analysis
NEO’s average annual bonus for the two most recently completed fiscal years prior to the year in which the termination occurred, (ii) a lump-sum payment equal to a pro rata portion of the NEO’s target annual cash bonus for the year in which the termination occurred, (iii) a lump-sum payment approximating a certain period of COBRA premiums for continued coverage under Embecta’s group health insurance plan (36 months for the CEO, 24 months for the individuals designated as tier II executives and 12 months for the individuals designated as tier III executives), (iv) 12 months of outplacement services and (v) accelerated vesting of all outstanding equity awards (with performance awards vesting at target unless a higher level would be deemed achieved under the terms of the applicable award agreement).
Mr. Elguicze, Mr. Curtis, Mr. Mann and Mr. Kumar (prior to his separation from Embecta) are tier II executives. Mr. Capone is a tier III executive.
The Executive Severance Plan does not provide for a gross-up payment to any of the NEOs to offset taxes, including any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code (the “Code”). Instead, the Executive Severance Plan provides that in the event that the payments described above would, if paid, be subject to such excise taxes, then such NEO will receive either (A) the full amount of the payments and assume full responsibility for the tax impacts or (B) the maximum amount that may be provided to such NEO without resulting in any portion of the payments being subject to such excise taxes, based upon which alternative yields the higher after-tax amount.
The receipt of the foregoing benefits under the Executive Severance Plan is conditioned on the NEO signing, and not revoking, a separation and release agreement, which will include a general release of claims by the NEO against Embecta and which may include certain post-employment restrictive covenants.
Significant policies and other information regarding executive compensation
Clawback policies
We have a policy that gives the Compensation Committee the discretion to require executive officers or other CEO direct reports at Embecta, including the NEOs, to reimburse Embecta for any Bonus Plan award that was based on financial results that were subsequently restated as a result of that person’s misconduct. The Compensation Committee also has the discretion to cancel any equity compensation awards (or recover payouts under such awards) that were granted to such person with respect to the restated period, and to require the person to reimburse Embecta for any profits realized on any sale of Embecta stock occurring after the public issuance of the financial statements that were subsequently restated. The policy also gives the Compensation Committee the authority to require executive officers and other senior leaders who were not involved in the misconduct to reimburse Embecta for the amount by which their Bonus Plan award exceeded the amount they would have received based on the restated results.
Under the policy, Embecta may also cancel outstanding equity awards and recover any shares received upon the exercise or vesting of such awards (or any gain realized on the sale of such shares) to the extent the individual breaches any restrictive covenant agreement with Embecta, such as non-compete and non-solicitation covenants.
In addition to the policy described above, in 2023 the Board adopted a revised clawback policy that complies with new standards applicable to Nasdaq-listed companies, which were approved by the SEC in June of 2023. The revised policy applies to our current and former executive officers together with our Chief Accounting Officer.

Compensation discussion and analysis
Under our new clawback policy, the Compensation Committee will, in all appropriate circumstances, require reimbursement of any compensation that, during or after the three most recently completed fiscal years, was granted, earned, or vested (1) based upon the attainment of a financial reporting measure in whole or in part, or (2) in connection with a time-based equity award, in each case to the extent that:
•	we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under applicable securities laws; and
•	a smaller payment would have been made to or realized by the executive based upon the restated financial results.
Share retention and ownership guidelines
To increase executive share ownership and promote a long-term perspective when managing our business, our NEOs and certain other senior executives are required to retain 50% of the net after-tax shares received from any equity compensation awards granted to them after they become subject to the guidelines. They are subject to this requirement until they achieve and maintain the required ownership level set forth below. All of the NEOs are on track to meet their ownership target and are in compliance with the 50% retention requirement.
Position	Multiple
CEO	5 times salary
Other NEOs	3 times salary
Pledging and hedging policy
We have a policy that prohibits all our employees (including the named executive officers) and members of our Board from pledging or short selling any Embecta shares or other Embecta securities, or from trading in options (including exchange-traded options) or engaging in puts, calls, forward contracts or any other derivative transactions that are intended to hedge against the risk of any decrease in the market value of Embecta shares or other Embecta securities granted to them as part of their compensation from Embecta or that are held directly or indirectly by them. The policy also strongly discourages employees and members of our Board from repeatedly trading into and out of holdings of Embecta securities.
Equity award policy
The Compensation Committee has adopted a policy that prohibits the backdating of any equity compensation award and requires our annual equity compensation awards and any “off-cycle” awards approved by our CEO to be made on pre-determined fixed dates. The policy also prohibits manipulating the timing of either the public release of information or the grant of an award to increase the value of an award.
Tax considerations
While the Compensation Committee generally has attempted to maximize the tax deductibility of executive compensation, the Compensation Committee believes that the primary purpose of our compensation program is to support Embecta’s business strategy and the long-term interests of our stockholders. Therefore, the Compensation Committee has maintained the flexibility to award compensation that may not be tax-deductible if doing so furthers the objectives of our executive compensation program.

Compensation discussion and analysis
Accounting considerations
We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards and performance-based awards, based on the grant date fair value of these awards. Depending upon the type of performance conditions applicable to performance-based awards, FASB ASC Topic 718 may require the recording of compensation expense over the service period for the award (usually, the vesting period) based on the grant date value or compensation expense may be recorded based on the expected probability of vesting over the vesting period, subject to adjustment as such probability may vary from period to period. In the case of our PSUs which contain financial performance measures, since the service inception date precedes the grant date of the award (as (a) the awards were authorized prior to establishing an accounting grant date, (b) the recipients began providing services prior to the grant date, and (c) there are performance conditions that, if not met by the accounting grant date, will result in the forfeiture of the awards), and the grant date fair value is not determinable at this time, the amount reported in the Summary Compensation Table and Grants of Plan-Based Awards Table is the fair value of the awards at the service inception date (November 26, 2022), based upon the then-probable outcome of the performance conditions.

Report of the Compensation and Management Development Committee
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Embecta’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and in this proxy statement.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
Karen N. Prange (Chair)	Bob J. Hombach	Dr. Milton M. Morris

Compensation of named executive
officers
Summary Compensation Table
The following table shows the compensation provided by Embecta to each of the named executive officers in the fiscal year ending September 30, 2023.
Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)	Nonequity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Dev Kurdikar Director, Chief Executive Officer and President	2023	863,462	—	5,268,441	—	1,262,844	—	69,750	7,464,497
	2022	791,325	—	3,727,430	5,614,124	1,075,862	—	45,225	11,253,966
	2021	446,849	200,000	1,185,240	790,062	536,366	—	9,587	3,168,104
Jake Elguicze Senior Vice President and Chief Financial Officer	2023	528,846	—	1,532,686	—	468,241	—	53,676	2,583,449
	2022	485,493	—	963,860	1,707,102	462,185	—	23,380	3,642,020
	2021	182,466	150,000	197,296	—	180,368	—	6,309	716,439
Shaun Curtis(6) Senior Vice President, Global Manufacturing and Supply Chain	2023	459,447	—	574,741	—	320,779	—	135,440	1,490,407
	2022	313,693	2,964(7)	332,942	313,831	211,530	—	163,277	1,338,237
	2021	276,503	—	118,769	92,119	135,891	—	89,596	712,878
Jeff Mann Senior Vice President, SVP, General Counsel, Head of Business Development and Corporate Secretary	2023	528,846	—	1,245,315	—	401,349	—	29,258	2,204,768
	2022	482,558	—	963,860	1,707,102	394,155	—	34,019	3,581,694
	2021	75,000	50,000	—	—	—	—	169,036	294,036
Brian Capone Vice President, Corporate Controller and Chief Accounting Officer	2023	394,418	—	263,779	—	224,343	—	26,400	908,940
Ajay Kumar Former Senior Vice President and Chief Human Resources Officer	2023	363,461	—	493,341	—	—	6,003	1,029,556(8)	1,892,361
	2022	405,841	—	377,622	581,962	283,724	13,222	13,503	1,675,875
	2021	331,835	83,468	169,016	147,659	192,557	32,110	9,007	965,652
(1)
Salary. Amount reflects annual base salaries paid to our NEOs in 2023 after taking into account adjustments in base salary rates described above under “Compensation Discussion and Analysis—Base Salary.”

(2)
Stock Awards. Amounts represent the aggregate accounting value of the TVUs and PSUs awards granted to our NEOs during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2023 table and the accompanying footnotes for information on the accounting value of each award granted in fiscal 2023. The accounting values of the PSUs granted during fiscal 2023 assuming that the highest level of performance conditions will be achieved are: Mr. Kurdikar $5,234,940; Mr. Elguicze $1,522,940; Mr. Curtis $571,087; Mr. Mann $1,237,396; Mr. Capone $209,440. Mr. Kumar forfeited his entire PSU award in connection with his separation from Embecta, as described below in the “Executive Separation Agreements” section of this proxy statement.

Compensation of named executive officers
(3)
Non-Equity Incentive Plan Compensation. Amounts reflect the aggregate amount of annual incentive award earned by each NEO under the Bonus Plan. These amounts are generally paid to each NEO in January following the fiscal year in which they are earned, unless deferred at the election of the NEO pursuant to the DCP. For information about annual incentive awards paid to our NEOs, see “Compensation Discussion and Analysis—Annual Short-Term Incentive Awards.”

(4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. Amounts shown are the aggregate changes in the actuarial present value of accumulated benefits under defined benefit pension plans (including BD’s Deferred Compensation and Retirement Benefit Restoration Plan). These amounts represent the difference between the present value of accumulated pension benefits (determined as of the first date on which the executive is eligible to retire and commence unreduced benefit payments) at the beginning and end of the fiscal years shown. Only Mr. Kumar participated in BD’s defined benefit pension plans, which were closed to new participants effective January 1, 2018. Mr. Kumar ceased accruing pay credits under BD’s defined benefit pension plans as of the date of the Separation. Additional information regarding the pension benefits of Embecta’s NEOs is discussed in the section entitled “Compensation of Named Executive Officers—Pension Benefits Table.” Earnings on nonqualified deferred compensation are not included in this column because no named executive officer earned above-market or preferential earnings (as defined in the rules of the SEC) on nonqualified deferred compensation during the fiscal years shown. Information on the NEOs’ nonqualified deferred compensation accounts is discussed in the section entitled “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.”

(5)	All Other Compensation. Amounts shown for fiscal year 2023 include the following ($):
	Devdatt (Dev) Kurdikar	Jacob (Jake) Elguicze	Shaun Curtis	Jeff Mann	Brian Capone	Ajay Kumar
401(k) employer contributions	24,000	28,234	—	24,000	24,000	33,150
DCP employer contributions	45,750	25,442	—	5,258	2,400	22,906
Ireland defined contribution retirement plan employer contributions	—	—	44,796	—	—	—
GSIP	—	—	13,413	—	—	—
Housing Allowance	—	—	57,691	—	—	—
Automobile	—	—	19,540	—	—	—
Total	69,750	53,676	135,440	29,258	26,400	56,056
The following is a description of these benefits:
•
401(k) employer contributions—The amounts shown reflect Embecta matching and non-elective contributions credited pursuant to defined contribution plans. Mr. Kumar also received a Temporary Supplemental Transition Credit, a company provided credit for the employees who participated in the BD Cash Balance Plan prior to the Separation, in the amount of $9,150.

•	DCP employer contributions—The amounts shown reflect Embecta contributions credited pursuant to the DCP.
•	Ireland defined contribution retirement plan employer contributions—The amounts shown reflect Embecta matching contributions credited pursuant to the Irish defined contribution retirement plan.
•
GSIP—The amounts shown reflect an annual benefit provided to Mr. Curtis pursuant to the GSIP, which Mr. Curtis reinvested in the GSIP to purchase Embecta shares, and Embecta matching contributions credited pursuant to the GSIP.

•	Housing Allowance—The amount reflects the housing allowance provided to Mr. Curtis for his use of an apartment close to Embecta’s Irish office.
•	Automobile—The amount reflects the car allowance provided to Mr. Curtis, consistent with Embecta’s policy for all managers in Ireland.
(6)	Amounts reported for Mr. Curtis are converted from Euros to USD based on an exchange rate of 1.06 as of September 29, 2023.
(7)	Amount reflects an additional cash bonus paid to Mr. Curtis under the GSIP.
(8)
Amount reflects the payments received by Mr. Kumar in connection with his separation from Embecta, effective July 16, 2023, as described below in the “Payments upon termination of employment or change in control” and “Executive separation agreements” sections of this proxy statement.

Compensation of named executive officers
Grants of Plan-Based Awards
Set forth below is information regarding awards granted to the named executive officers in fiscal year 2023.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dev Kurdikar		503,125	1,006,250	2,012,500
	11/26/2022				41,616	83,233	166,466		2,617,470
	11/26/2022							83,233	2,650,971
Jake Elguicze		186,550	373,100	746,200
	11/26/2022				12,107	24,214	48,428		761,470
	11/26/2022							24,214	771,216
Shaun Curtis		127,800	255,600	511,201
	11/26/2022				4,540	9,080	18,160		285,543
	11/26/2022							9,080	289,198
Jeff Mann		159,900	319,800	639,600
	11/26/2022				9,837	19,674	39,348		618,698
	11/26/2022							19,674	626,617
Brian Capone		89,380	178,759	357,519
	11/26/2022				1,665	3,330	6,660		104,720
	11/26/2022							4,994	159,059
Ajay Kumar(5)		135,000	270,000	540,000
	11/26/2022				3,897	7,794	15,588		245,102
	11/26/2022							7,794	248,239
(1)
The amounts shown represent the range of possible payouts that the NEOs could have earned under the Bonus Plan, based on certain assumptions and, for Mr. Curtis, the conversion from Euro to USD based on an exchange rate of 1.06 as of September 29, 2023. The amount of the actual payments to the NEOs under the Bonus Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount in the “Threshold” column assumes Embecta achieved the minimum threshold performance levels for each performance measure, resulting in available funding for awards at 50% of target, and that the NEO received a payment equal to 50% of the NEO’s award target.

(2)
The amounts shown represent the range of shares that can potentially be earned under the PSU awards. The PSUs will cliff-vest three years from the date of grant, subject to the achievement of performance measures relating to Constant Currency Revenue Growth Percentage (weighted 45%), Adjusted Operating Income Dollars (weighted 30%) and Strategic Objectives (weighted 25%).

(3)
The amounts shown represent the number of shares subject to the TVU awards. The TVUs will vest in three equal annual installments beginning one year from the grant date, subject to continued employment through such date.

(4)
For all awards except PSUs, the amounts shown reflect the grant date fair value of the awards under FASB ASC Topic 718 used by Embecta for financial statement reporting purposes (disregarding estimated forfeitures). For a discussion of the assumptions made to determine the grant date fair value of these awards, see Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023. For the PSUs, since the service inception date precedes the grant date of the award, and the grant date fair value is not determinable at this time, the amount reported is the fair value of the PSUs at the service inception date (November 26, 2022), based upon the then-probable outcome of the performance conditions. See the “Accounting Considerations” section of this proxy statement for additional details.

(5)	Mr. Kumar forfeited his TVU and PSU awards in connection with his separation from Embecta, as described below in the “Executive Separation Agreements” section of this proxy statement.

Compensation of named executive officers
Narrative disclosure to Summary Compensation Table
and Grants of Plan-Based Awards Table
See the “Compensation Discussion and Analysis” section of this proxy statement for a description of the annual incentive and equity compensation awards granted in fiscal year 2023 and the performance targets established with respect to the annual incentives.
Embecta 2022 Employee and Director Equity-Based Compensation Plan
In connection with the Separation, Embecta adopted the 2022 Plan. BD, as Embecta’s sole stockholder prior to the Separation, approved the 2022 Plan prior to the Separation and the 2022 Plan became effective as of the date of the Separation. The 2022 Plan was implemented to provide for the grant of equity awards to employees and non-employee directors. Under the 2022 Plan, the Company may grant awards of options, stock appreciation rights, restricted stock, restricted stock units, performance units and other stock-based awards. The 2022 Plan is administered by the Compensation Committee, which has the sole discretion to grant to eligible participants one or more equity awards and to determine the type, number or amount of any award to be granted. The Compensation Committee has also the authority to, among other things, interpret any provision of the 2022 Plan, adopt rules and regulations for administering the 2022 Plan, and delegate any administrative responsibilities under the 2022 Plan. A maximum of 7,000,000 Embecta shares is currently available for issuance under the 2022 Plan, including shares subject to all BD equity-based compensation awards that were converted into Embecta equity-based awards upon the Separation. The Board may amend, discontinue or terminate the 2022 Plan or any portion of the 2022 Plan at any time, but no amendment, suspension or termination will be effective without the approval of Embecta’s stockholders if such approval is required under applicable laws, rules and regulations, including the Nasdaq listing rules.

Compensation of named executive officers
Outstanding equity awards at 2023 fiscal year-end
The following table sets forth the outstanding equity awards held by the named executive officers at the end of fiscal year 2023.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Dev Kurdikar	11/26/2022	—	—	—	—	—	—	83,233	1,252,657
	11/26/2022	—	—	—	—	83,233	1,252,657	—	—
	4/4/2022	33,001	316,802	31.4	4/4/2032	89,687	1,349,789	—	—
	11/26/2021	52,071	156,222	28.31	11/26/2031	19,436	292,512	—	—
	2/11/2021	66,431	66,440	29.27	2/11/2031	34,887	525,049	—	—
Jake Elguicze	11/26/2022	—	—	—	—	—	—	24,214	364,421
	11/26/2022	—	—	—	—	24,214	364,421	—	—
	4/4/2022	—	54,450	31.4	4/4/2032	17,813	268,086	—	—
	11/26/2021	26,034	78,116	28.31	11/26/2031	9,727	146,391	—	—
	5/10/2021	—	—	—	—	2,382	35,849	—	—
Shaun Curtis	11/26/2022	—	—	—	—	—	—	9,080	136,654
	11/26/2022	—	—	—	—	9,080	136,654	—	—
	4/4/2022	—	19,058	31.4	4/4/2032	6,235	93,837	—	—
	11/26/2021	2,988	8,990	28.31	11/26/2031	3,317	49,921	—	—
	11/26/2020	9,466	8,557	26.28	11/26/2030	3,923	59,041	—	—
	11/26/2019	11,432	3,811	29.48	11/26/2029	—	—	—	—
	11/26/2018	12,957		27.97	11/26/2028	—	—	—	—
Jeff Mann	11/26/2022	—	—	—	—	—	—	19,674	296,094
	11/26/2022	—	—	—	—	19,674	296,094	—	—
	4/4/2022	—	54,450	31.4	4/4/2032	17,813	268,086	—	—
	11/26/2021	26,034	78,116	28.31	11/26/2031	9,727	146,391	—	—
Brian Capone	11/26/2022	—	—	—	—	—	—	3,330	50,117
	11/26/2022	—	—	—	—	4,994	75,160	—	—
	11/26/2021	6,503	19,541	28.31	11/26/2031	2,434	36,632	—	—
Ajay Kumar(5)	11/26/2022	—	—	—	—	—	—	—	—
	11/26/2022	—	—	—	—	—	—	—	—
	11/26/2021	7,154	7,161	28.31	11/26/2031	—	—	—	—
	11/26/2020	7,836	7,838	26.28	11/26/2030	—	—	—	—
	11/26/2019	5,006	5,013	29.48	11/26/2029	—	—	—	—
	11/26/2018	4,062	—	27.97	11/26/2028	—	—	—	—
(1)
SARs that were granted pursuant to the Founder’s Grants become exercisable after three years from the date of grant. Mr. Kurdikar’s SARs granted on April 4, 2022 pursuant to his employment agreement vest in four equal installments from the date of grant. SARs converted from BD awards are exercisable in four equal annual installments beginning one year from the grant date.

(2)
The amounts shown include grants of TVUs that are not performance-based. TVUs that were granted pursuant to the Founder’s Grants vest after three years from the date of grant. TVUs converted from BD awards and

Compensation of named executive officers
TVUs granted after the Separation, including Mr. Kurdikar’s TVUs granted on April 4, 2022 pursuant to his employment agreement, vest in three equal annual installments beginning one year from the grant date.
(3)	Market value has been calculated by multiplying the number of unvested units by $15.05, the closing price of Embecta common stock on September 29, 2023.
(4)	Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2023 through fiscal 2025 performance cycle assume payout at the target payout level.
(5)	Mr. Kumar forfeited his TVU and PSU awards in connection with his separation from Embecta, as described below in the “Executive Separation Agreements” section of this proxy statement.
Option exercises and stock vested
The following table contains information relating to the exercise of SARs and the vesting of TVUs during fiscal year 2023.
	Option awards		Stock awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dev Kurdikar	—	—	12,478	704,794
Jake Elguicze	—	—	4,901	230,437
Shaun Curtis	—	—	3,515	207,491
Jeff Mann	—	—	3,419	160,244
Brian Capone	—	—	795	40,044
Ajay Kumar	—	—	3,460	173,989
(1)	TVUs that vested during fiscal 2023.
(2)	Based on the closing price of Embecta stock on the vesting date.
Pension Benefits Table
BD Defined Benefit Plans
BD’s Retirement Plan is a non-contributory defined benefit plan. The Code limits the maximum annual benefit that may be paid to an individual under the BD Retirement Plan and the amount of compensation that may be recognized in calculating these benefits. BD makes supplemental payments to its nonqualified Restoration Plan to offset any reductions in benefits that result from these limitations. At the time of the Separation, Embecta employees who participated in the BD Retirement Plan ceased participation in, and stopped accruing pay credits under, the BD Retirement Plan or under the BD Restoration Plan. Embecta has adopted the DCP and assumed account balances for NEOs who had accrued benefits under the deferred compensation portion of the BD Restoration Plan but has not assumed benefits under the BD Retirement Plan or the supplemental portion of the BD Restoration Plan.
The BD Retirement Plan and the BD Restoration Plan generally provide retirement benefits on a “cash balance” basis. Under the cash balance provisions, an associate has an account that is increased by pay credits based on compensation, age and service, and by interest credits based on a prescribed rate.
Prior to January 1, 2013, benefits were based on a “final average pay” formula for associates who were hired before April 1, 2007 and who did not elect to be covered under the cash balance formula. Effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the accrued final average pay benefit, based on service and pay through December 31, 2012. Upon retirement, the value of this opening cash balance (with interest credits) is compared to the value of the December 31, 2012 benefit accrued under the final average pay formula and the greater of the two is payable to the participant. Benefits accrued after December 31, 2012 are determined under the cash balance formula only.

Compensation of named executive officers
Prior to January 1, 2018, the BD Retirement Plan was generally available to all active full-time and part-time U.S. BD associates. Effective January 1, 2018, the Retirement Plan was closed to new participants, and persons hired or rehired by BD on or after that date do not accrue pension benefits under the BD Retirement Plan. Mr. Kumar is the only NEO who participated in the BD Retirement Plan prior to the Separation. As of the Separation, Mr. Kumar stopped accruing pay credits under the BD Retirement Plan and stopped accruing supplemental benefits under the BD Restoration Plan.
Estimated benefits
The following table shows for Mr. Kumar the actuarial present value on September 30, 2023 (assuming payment as a lump sum) of accumulated retirement benefits payable to Mr. Kumar under the listed plan as of the first date on which he is eligible to retire and commence unreduced benefit payments. For a description of the other assumptions used in calculating the present value of the benefits under the Retirement Plan, see Note 10 to the consolidated financial statements contained in BD’s Annual Report on Form 10-K for the year ended September 30, 2023. Amounts shown are not subject to any further deduction for Social Security benefits or other offsets. No other NEOs participate in any defined benefit plans.
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year
Ajay Kumar	BD Retirement Plan	15 years and 8 months	164,372	—
Calculation of benefits under BD Retirement Plan
Final Average Pay Provisions. The monthly pension benefit payable in cases of retirement at normal retirement age under the final average pay provisions is calculated using the following formula: (1% of average final covered compensation, plus 1.5% of average final excess compensation) multiplied by years and months of credited service.
For purposes of the formula, “average final covered compensation” is generally the portion of an associate’s covered compensation subject to Social Security tax, and “average final excess compensation” is the portion that is not subject to such tax. “Covered compensation” included salary and other forms of regular compensation, including commissions and PIP awards. As noted above, effective January 1, 2013, all final average pay participants were converted to the cash balance formula, with an opening cash balance equal to the actuarial present value of the final average pay benefit accrued based on service and pay through December 31, 2012.
Cash Balance Provisions. Each month, an associate’s cash balance account is credited with an amount equal to a percentage of the associate’s total compensation for the month (generally, salary and other forms of regular compensation, including commissions and PIP awards). Such percentage is calculated as follows:
Age plus year of credited services as of the upcoming December 31	Credit percentage
Less than 40	3%
40 - 49	4%
50 - 59	5%
60 - 69	6%
70 or more	7%

Compensation of named executive officers
In addition, each month the associate’s account is credited with interest. The rate used during the calendar year is determined based on the 30-year U.S. Treasury rates in effect during the prior September, subject to a minimum rate.
Early retirement. An associate is eligible to retire early and commence benefit payments if the associate is at least age 55 and has at least ten years of credited service. Participants may commence payment of benefits under the cash balance formula prior to early retirement eligibility at any age if the participant terminates with at least three years of service.
Form of benefit. Participants may elect to receive their benefits in various forms. Participants may select a single life annuity, in which pension payments will be payable only during the associate’s lifetime, or, if married, a joint and survivor annuity. Associates may also elect to receive their benefits in a single lump sum payment. Under the final average pay provisions, this lump sum is actuarially equivalent to the benefit payable under the single life annuity option. Under the cash balance provisions, the lump sum is equal to the associate’s account balance.

Compensation of named executive officers
Payments upon termination of employment or change in control
Payments upon termination of employment
The following table shows the estimated payments and benefits that would be paid by Embecta to each of the named executive officers as a result of a termination of employment under various scenarios. The amounts shown assume termination of employment on September 30, 2023, and the price per share of Embecta’s securities is the closing market price as of that date. However, the actual amounts that would be paid to these NEOs under each scenario can only be determined at the time of actual termination, with the exception of Ajay Kumar, whose amounts reflect the actual payments he became entitled to receive in connection with his separation from Embecta effective July 16, 2023.
	Termination without Cause or for Good Reason Following a CIC ($)(1)	Termination without Cause or for Good Reason Outside of a CIC Period ($)(2)	Retirement ($)(3)	Voluntary Termination/ Termination for Cause ($)(4)	Disability ($)(5)	Death ($)(5)
Dev Kurdikar
Severance Payments	5,643,750	3,762,500	—	—	—	—
Prorated Annual Incentive Payments(7)	1,006,250	1,006,250	—	—	—	—
Health & Welfare Benefits Coverage	17,525	11,683	—	—	—	—
Accelerated Vesting of Equity Awards	4,672,664	—	—	—	4,672,664	4,672,664
Outplacement Expenses	100,000	100,000	—	—	—	—
Total	11,440,189	4,880,433	—		4,672,664	4,672,664
Jake Elguicze
Severance Payments(6)	1,812,200	906,100	—	—	—	—
Prorated Annual Incentive Payment(7)	373,100	373,100	—	—	—	—
Health & Welfare Benefits Coverage	37,062	18,531	—	—	—	—
Accelerated Vesting of Equity Awards	1,179,168	—	—	—	1,179,168	1,179,168
Outplacement Expenses	100,000	100,000	—	—	—	—
Total	3,501,530	1,397,731	—		1,179,168	1,179,168
Shaun Curtis
Severance Payments	1,440,657	720,328	—	—	—	—
Prorated Annual Incentive Payments(7)	255,600	255,600	—	—	—	—
Health & Welfare Benefits Coverage	—	—	—	—	—	—
Accelerated Vesting of Equity Awards	476,107	—	—	—	476,107	476,107
Outplacement Expenses	100,000	100,000	—	—	—	—
Total	2,272,364	1,075,929	—	—	476,107	476,107
Jeff Mann
Severance Payments(6)	1,705,600	852,800	—	—	—	—
Prorated Annual Incentive Payments(7)	319,800	319,800	—	—	—	—
Health & Welfare Benefits Coverage	37,062	18,531	—	—	—	—
Accelerated Vesting of Equity Awards	1,006,664	—	—	—	1,006,664	1,006,664
Outplacement Expenses	100,000	100,000	—	—	—	—
Total	3,169,126	1,291,131	—	—	1,006,664	1,006,664

Compensation of named executive officers
	Termination without Cause or for Good Reason Following a CIC ($)(1)	Termination without Cause or for Good Reason Outside of a CIC Period ($)(2)	Retirement ($)(3)	Voluntary Termination/ Termination for Cause ($)(4)	Disability ($)(5)	Death ($)(5)
Brian Capone
Severance Payments(6)	198,622	198,622	—	—	—	—
Prorated Annual Incentive Payments(7)	178,759	178,759	—	—	—	—
Health & Welfare Benefits Coverage	27,797	27,797	—	—	—	—
Accelerated Vesting of Equity Awards	161,908	161,908	—	—	161,908	161,908
Outplacement Expenses	—	100,000	—	—	—	—
Total	567,085	667,085	—		161,908	161,908
Ajay Kumar(8)
Severance Payments	—	720,000	—	—	—	—
Prorated Annual Incentive Payments	—	225,000	—	—	—	—
Health & Welfare Benefits Coverage	—	28,500	—	—	—	—
Accelerated Vesting of Equity Awards	—	143,186	—	—	—	—
Outplacement Expenses	—	100,000	—	—	—	—
Total	—	1,216,686	—	—	—	—
Total	20,950,294	10,528,995	—		7,496,510	7,496,510
(1)
Reflects (i) a severance payment consisting of a multiple (three times for the CEO, two times for the other NEOs except Mr. Capone, and one time for Mr. Capone) of the sum of the NEO’s base salary and the NEO’s target annual cash bonus as of September 30, 2023, (ii) a lump sum payment for the pro-rata portion of the NEO’s target annual cash bonus for 2023, (iii) a lump sum payment for continued coverage of COBRA premiums (36 months for the CEO, 24 months for the other NEOs except Mr. Capone, and 12 months for Mr. Capone), (iv) 12 months of outplacement services and (v) accelerated vesting of all outstanding equity awards. In order to obtain certain severance benefits, the NEO will be required to execute, deliver, and not thereafter revoke, a Separation and Release Agreement, which will contain, among other things, certain restrictive covenants to which they will be subject.

(2)
Reflects (i) a severance payment consisting of salary continuation (24 months for the CEO, 12 months for the other NEOs except Mr. Capone, and 9 months for Mr. Capone) of the sum of the NEO’s base salary and a multiple of target annual bonus as of September 30, 2023 (two times for the CEO and one time for the other NEOs except Mr. Capone, who is entitled to 9 months of base salary continuation), (ii) a lump sum payment for the pro-rata portion of the NEO’s target annual cash bonus for 2023, (iii) a lump sum payment for continued coverage of COBRA premiums (24 months for the CEO, 12 months for the other NEOs except Mr. Capone, and 9 months for Mr. Capone) and (iv) 12 months of outplacement services (no accelerated vesting is assumed here, as accelerated vesting is at the discretion of the Compensation Committee). In order to obtain certain severance benefits, the NEO will be required to execute, deliver, and not thereafter revoke, a Separation and Release Agreement, which will contain, among other things, certain restrictive covenants to which they will be subject.

(3)
None of the NEOs was eligible for retirement as of September 30, 2023 (retirement eligible NEOs are entitled to accelerated vesting of all outstanding TVU awards and, following the expiration of any related performance period, to a pro-rata portion of any amounts otherwise payable with respect to PSU awards).

(4)
Upon voluntary termination, NEOs may exercise each option or SAR held by the NEO within three months after such termination. Upon involuntary termination for Cause, all options and SARs held by the NEO are canceled as of the date of termination. The SARs value was based on $15.05, the closing price of Embecta common stock on September 29, 2023.

(5)	Reflects accelerated vesting of all outstanding equity awards.
(6)	Reflects the NEO’s base salary and target annual cash bonus for 2023 as of September 30, 2023.
(7)	Reflects the target annual bonus amounts with respect to fiscal year 2023.
(8)
Reflects the actual amounts received by Mr. Kumar in connection with his separation from Embecta effective July 16, 2023, pursuant to his Separation Agreement with Embecta, described below in the “Executive Separation Agreements” section of this proxy statement.

Compensation of named executive officers
Deferred compensation
General. Prior to the Separation, Embecta employees were eligible to participate in the portion of the BD Restoration Plan that permitted the deferral of receipt of a portion of salary and annual and long-term incentive awards. As of the Separation, the portion of the BD Restoration Plan that provided for the deferral of compensation was spun off to Embecta as the DCP. Amounts deferred into the BD Restoration Plan and earnings thereon are now subject to the DCP.
Cash deferrals. The DCP allows an eligible Embecta employee to defer receipt of up to 75% of salary and/or up to 100% of an annual incentive award until the date or dates elected by the associate. The amounts deferred are invested in accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the investment selections of the participants. The investment risk is borne solely by the participant. Participants are entitled to change their investment elections at any time with respect to prior deferrals, future deferrals or both. The investment options available to participants may be changed by Embecta at any time.
Withdrawals and distributions. Participants may elect to receive deferred amounts either during their employment or following termination of employment, and to receive distributions in installments or in a lump sum. Except in an unforeseen financial emergency, participants may not withdraw deferred amounts prior to their scheduled distribution date.
Matching contributions. Embecta provides matching contributions on cash amounts deferred under the DCP. These contributions are made in the first calendar quarter following the calendar year in which the compensation was deferred. Embecta matches 75% of the first 6% of salary and annual incentive award deferred by a participant under the DCP, subject to certain limits.
Unfunded liability. Embecta is not required to make any contributions to the DCP with respect to its obligations to pay deferred compensation. Embecta has unrestricted use of any cash amounts deferred by participants. Participants have an unsecured contractual commitment from Embecta to pay deferred amounts due under the DCP. When such payments are due, cash and/or stock will be distributed from Embecta’s general assets.
The following table sets forth information regarding activity during fiscal year 2023 in the deferred compensation accounts of the named executive officers.
Nonqualified Deferred Compensation
Name	Executive contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Dev Kurdikar	639,976	45,750	72,093	1,177,443
Jake Elguicze	52,885	25,442	11,818	146,512
Shaun Curtis	—	—	—	—
Jeff Mann	—	5,258	134	5,391
Brian Capone	—	2,400	61	2,461
Ajay Kumar	—	18,441	8,704	17,634
(1)	The following amounts are reported as compensation in the fiscal year 2023 “Salary” column of the Summary Compensation Table appearing on page 52.
(2)
Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and reflect matching credits relating to participant deferrals in fiscal year 2023. These amounts are not credited to participant accounts until fiscal year 2024.

Compensation of named executive officers
Executive separation agreements
On June 29, 2023, Ajay Kumar and Embecta mutually agreed to Mr. Kumar’s separation from his role as Chief Human Resources Officer, effective July 16, 2023. Mr. Kumar’s separation was deemed a “Qualifying Termination” under the terms of the Executive Severance Plan.
In connection with his separation, Mr. Kumar and Embecta entered into a Separation Agreement, dated June 30, 2023, which was approved by the Compensation Committee (the “Separation Agreement”). Pursuant to the Separation Agreement, and following execution of a release of claims, Mr. Kumar received: (i) cash severance payments in the amount of $720,000, representing 12 months of base salary and target short-term incentive, supplemented with his prorated target bonus for 2023 and 12 months of COBRA premiums; (ii) continued vesting of all outstanding and unvested equity awards held by Mr. Kumar as of immediately prior to his last day of employment that would have vested on or before November 30, 2023 had he been employed on such date; and (iii) outplacement services for a period of 12 months. For additional details about the value of benefits that Mr. Kumar received pursuant to his Separation Agreement, see the “Payments upon termination of employment or change in control” section of this proxy statement.

CEO Pay Ratio
Under the rules the SEC adopted under the Dodd-Frank Act, we are required to disclose the CEO’s annual total compensation, the median employee’s annual total compensation, and the ratio between the two. To determine our median employee, we analyzed the compensation of our employee population using a focal-point date of September 30, 2023 (2,088 employees, excluding deferred closing populations in China, Mexico, and Italy, and the CEO). We then converted all compensation elements to USD, using the foreign exchange rates as in effect on September 30, 2023. Once converted to USD, we calculated the anticipated cash compensation for fiscal 2023, including base salary and annual cash incentives at target. Two employees were identified as the median employee, and we excluded one of the two employees due to the employee’s recent hire date. We then calculated the annual compensation of the median employee using the same methodology used to calculate Mr. Kurdikar’s compensation for the Summary Compensation Table.
For fiscal year 2023, the annual total compensation of the CEO was $7,464,497 and the annual total compensation of the Median Employee was $79,161, for a ratio of 94:1.
We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, Embecta’s ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC. “Compensation actually paid” does not correlate to the total amount of cash or equity compensation realized during a fiscal year and is different from any references to “realizable” or “realized” compensation in the Compensation Discussion and Analysis.
The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning our pay-for-performance philosophy and how we align executive compensation with the Company’s performance, including through performance-based annual incentives and the grant of PSUs as a meaningful component of our compensation program, refer to the Compensation Discussion and Analysis.
Pay Versus Performance Table (“PvP Table”)
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)	Net Income ($) (million)	Constant Currency Revenue ($) (million)(5)
2023	7,464,497	(1,276,899)	1,815,985	535,986	50.82	68.52	70.4	1,134.3
2022(1)	11,253,966	11,143,245	2,559,457	2,459,573	94.82	79.69	223.6	1,114.6
(1)
When the Separation was completed on April 1, 2022, Embecta became a reporting company. All changes in fair value during the 2022 year and the performance measures of Net Income and Constant Currency Revenue are measured from October 1, 2021 through September 30, 2022. Total Shareholder Return and Peer Group Total Shareholder Return are measured from the date of the Separation through September 30, 2022.

(2)
The PEO in the compensation columns is Mr. Kurdikar, and the other NEOs (excluding the PEO) in the compensation columns are as follows: (i) for 2022, Mr. Elguicze, Mr. Kumar, Mr. Curtis and Mr. Mann; and (ii) for 2023, Mr. Elguicze, Mr. Kumar, Mr. Curtis, Mr. Mann and Mr. Capone.

Pay versus performance
(3)
“Compensation Actually Paid” to the PEO and the average “Compensation Actually Paid” to our other NEOs (excluding the PEO) reflect the following adjustments from the Total Compensation reported in the Summary Compensation Table:

	Fiscal Year 2022		Fiscal Year 2023
	PEO	Average Compensation of NON-PEO NEO	PEO	Average Compensation of NON-PEO NEO
Summary Compensation Total	$11,253,966	$2,559,457	$7,464,497	$1,815,985
Change in Pension Value During Fiscal Year	$0	$(3,306)	$0	$0
Pension Service Cost During Fiscal Year	$0	$3,825	$0	$0
Grant Date Fair Value of Awards Granted in Fiscal Year	$(9,341,554)	$(1,737,070)	$(5,268,441)	$(821,972)
Fair Value of Outstanding Unvested Awards Granted in Fiscal Year at Year-End	$8,919,496	$1,600,130	$2,348,835	$322,535
Fair Value of Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$11,088
Change in Fair Value of Outstanding Unvested Awards Granted in Prior Fiscal Years	$267,216	$42,192	$(5,934,491)	$(686,816)
Change in Fair Value of Stock Awards Vested During the Fiscal Year	$44,121	$(5,655)	$112,701	$42,280
Fair Value as of Prior Fiscal Year-End of Unvested Awards Granted in Prior Fiscal Years	$0	$0	$0	$(147,114)
Compensation Actually Paid	$11,143,245	$2,459,573	$(1,276,899)	$535,986
(4)
We selected the Standard & Poor (S&P) Smallcap 600 Health Care Index (referred to herein as the “Index”) as our peer group for purposes of this disclosure. This Index is the same performance peer group used in the Company’s stock performance graph reported pursuant to Item 201(e) of Regulation S-K.

(5)
We have selected Constant Currency Revenue as the most important financial performance measure (that is not otherwise required to be disclosed in the table), which is defined as revenues excluding (i) the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022 and (ii) revenues derived from contract manufacturing. We selected this measure because the financial metrics we use to link compensation paid to the Company’s NEOs to the Company’s performance for both our Bonus Plan and PSUs are revenues-adjacent measures (as explained in the “Compensation Discussion and Analysis” section of this proxy statement). We have excluded revenues derived from contract manufacturing from this measure to exclude the transient impact of the manufacturing and sale of non-diabetes products to BD, in order to better reflect Embecta’s core injection business and provide a more accurate year over year measure. We believe that this measure reflects Embecta’s ability to innovate and compete in the global marketplace over a multi-year period. Due to the Separation date of April 1, 2022, our 2022 results include pre-Separation revenues for which there was no contract manufacturing revenue to be excluded. For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures, please see Appendix A to this proxy statement.

Pay versus performance
Analysis of the Information Presented in the Pay Versus Performance Table
The following graphs illustrate the relationships between the “compensation actually paid” to our PEO and non-PEO NEOs and the various metrics provided for this PvP analysis.
1.	CAP and Company TSR
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and Company TSR for the applicable reporting years. All TSR calculations are measured from the date of Separation, April 1, 2022, through the end of the corresponding fiscal years.

CAP vs. TSR
12,000
10,000
8,000
6,000
4,000
2,000
0
-2,000
100
90
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70
60
50
40
30
20
10
0
2022
2023
PEO CAP
Avg NEO CAP
Company TSR

2.	Company TSR and Peer Group TSR
The graph below reflects the relationship between the Company TSR and Peer Group TSR for the applicable reporting years. All TSR calculations are measured from the date of Separation, April 1, 2022, through the end of the corresponding fiscal years.

Company TSR vs. Peer Group TSR
100
90
80
70
60
50
40
30
20
10
0
2022
2023
Company TSR
Peer Group TSR

Pay versus performance
3.	CAP and Net Income
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and the Company’s GAAP Net Income for the applicable reporting years.

CAP vs. Net Income
12,000
10,000
8,000
6,000
4,000
2,000
0
-2,000
250
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0
2022
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PEO CAP
Avg NEO CAP
Net Income

4.	CAP vs. Constant Currency Revenue
The graph below reflects the relationship between the CAP to the PEOs and Non-PEO NEOs and Constant Currency Revenue* for the applicable reporting years.

CAP vs Constant Currency Revenue*
12,000
10,000
8,000
6,000
4,000
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0
-2,000
1160
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1080
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2022
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PEO CAP
Avg NEO CAP
Revenue

*
As explained above in footnote (5) to the PvP Table, for purposes of the Pay Versus Performance analysis we use Constant Currency Revenue excluding revenues derived from contract manufacturing and the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022. Due to the Separation date of April 1, 2022, our 2022 results include pre-Separation revenues for which there was no contract manufacturing in our results to be excluded.

Pay versus performance
List of Most Important Financial Performance Measures for Fiscal Year 2023
As described in greater detail in the “Our compensation philosophy, objectives and practices” section of this proxy statement, Embecta’s executive compensation program reflects a commitment to pay-for-performance. Listed below are the financial performance measures which in our assessment represent the most important performance measures we used to link compensation actually paid to our NEOs for fiscal year 2023, to Company performance.
Constant Currency Revenue(1)*
Constant Currency Revenue Growth %
Adjusted EBITDA $*
(1)
For purposes of this Pay Versus Performance analysis, Constant Currency Revenue and Constant Currency Revenue Growth % exclude revenues derived from contract manufacturing and the impact of fluctuations in foreign currency exchange between periods.

*
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and insights into how these non-GAAP measures are considered by management, please see Appendix A to this proxy statement.

Ownership of Embecta common stock
Securities owned by certain beneficial owners
The following table sets forth information concerning those persons known to Embecta to be the beneficial owner of more than 5% of Embecta’s outstanding common stock, the only class of Embecta capital stock with voting rights. This information is based on filings made by such persons with the SEC. In general, ”beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.
Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class(1)
BlackRock, Inc.	9,285,566(2)	16.1%
The Vanguard Group	7,068,998(3)	12.3%
FMR LLC	4,680,677(4)	8.1%
T. Rowe Price Investment Management, Inc.	4,034,985(5)	7.0%
Entities affiliated with Integrated Core Strategies (US) LLC	3,168,905(6)	5.5%
(1)	The percentage of shares beneficially owned is calculated based on the number of shares of Embecta common stock outstanding as of December 1, 2023.
(2)
Based on a Schedule 13G/A filed by BlackRock, Inc. (“Blackrock”) with the SEC dated January 26, 2023. Such information indicates that Blackrock has sole voting power over 9,208,505 of these shares, sole dispositive power over 9,285,566 of these shares, and no shared voting or dispositive power with respect to these shares. According to the Blackrock 13G/A filing, the address of Blackrock is 1209 Orange Street, Wilmington DE 19801.

(3)
Based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC dated February 9, 2023. Such information indicates that T. Rowe Price has sole voting power over none of these shares, sole dispositive power over 6,921,916 of these shares, shared voting power over 89,471 of these shares, and shared dispositive power over 147,082 of these shares. According to the Vanguard 13G/A filing, the address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on a Schedule 13G jointly filed by FMR LLC (“FMR”) and Abigail P. Johnson, Director, Chairman and Chief Executive Officer of FMR, with the SEC dated February 9, 2023. Such information indicates that FMR has sole voting power over 4,640,589 of these shares, sole dispositive power over 4,680,677 of these shares, and no shared voting or dispositive power with respect to these shares, and that Ms. Johnson has sole voting power over none of these shares, sole dispositive power over 4,680,677 of these shares, and no shared voting or dispositive power with respect to these shares. According to the FMR 13G filing, the principal business address of FMR and Ms. Johnson is 245 Summer Street, Boston, MA 02210.

(5)
Based on a Schedule 13G filed by T. Rowe Price Investment Management, Inc. (“T. Rowe Price”) with the SEC dated February 14, 2023. Such information indicates that T. Rowe Price has sole voting power over 1,321,299 of these shares, sole dispositive power over 4,034,985 of these shares, and no shared voting or dispositive power with respect to these shares. According to the T. Rowe Price 13G filing, the address of T. Rowe Price is 101 E. Pratt Street, Baltimore, MD 21201.

(6)
Based on a Schedule 13G jointly filed by Integrated Core Strategies (US) LLC (“Integrated”), Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (together, “Millennium”) with the SEC dated September 12, 2023. Such information indicates that of the 2,928,520 shares beneficially owned by Integrated, Integrated has shared voting power over 2,928,520 of these shares, shared dispositive power over 2,928,520 of these shares, and no sole voting or dispositive power with respect to these shares, and that of the 3,168,905 shares beneficially owned by Millennium, Millennium has shared voting power over 3,168,905 of these shares, shared dispositive power over 3,168,905 of these shares, and no sole voting or dispositive power with respect to these shares. Such information also indicates that the shares disclosed therein as potentially beneficially owned by Millennium are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC), and that Millennium Management LLC is the general partner of Integrated. According to the Integrated 13G filing, the principal business address of Integrated and its affiliates is 399 Park Avenue, New York, NY 10022.

Ownership of Embecta common stock
Securities owned by directors and management
The following table sets forth as of December 1, 2023 information concerning the beneficial ownership of Embecta common stock by (i) each director and nominee, (ii) the named executive officers, and (iii) all Embecta directors and executive officers as a group. Each person has the sole power to vote and dispose of the shares he or she beneficially owns. None of Embecta’s directors or executive officers has pledged or hedged against any of the shares listed.
	Embecta Common Stock
Name and address of beneficial owner	Amount and nature of beneficial ownership(1)(2)	Percent of class
Devdatt (Dev) Kurdikar	36,830	*
David F. Melcher(3)	21,141	*
David J. Albritton	6,208	*
Carrie L. Anderson	6,208	*
Robert (Bob) J. Hombach	6,214	*
Milton M. Morris, Ph.D.	6,208	*
Claire Pomeroy(3)	9,751	*
Karen N. Prange	6,208	*
Christopher R. Reidy	13,694	*
Jacob (Jake) Elguicze	18,832	*
Shaun Curtis(4)	8,743	*
Ajay Kumar	8,686	*
Jeff Mann	15,895	*
Brian Capone	2,800	*
Directors and executive officers as a group (14 persons)	158,733	*
*	Represents less than 1% of the outstanding Embecta common stock.
(1)
Includes shares held directly and, pursuant to SEC regulations, shares receivable through the exercise of SARs and TVUs that are exercisable or that will vest within 60 days after December 1, 2023 are deemed to be beneficially owned as of December 1, 2023.

(2)
The net number of Embecta shares receivable through the exercise of SARs that are exercisable or that will vest within 60 days after December 1, 2023 was calculated using $18.42 per share, which was the closing price of Embecta Common Stock on December 1, 2023.

(3)	Includes shares held in the Directors’ Deferral Plan.
(4)	Includes shares held in the GSIP.
Delinquent Section 16(a) reports
Section 16(a) of the Exchange Act requires Embecta’s directors and executive officers to file initial reports of their ownership of Embecta’s equity securities and reports of changes in such ownership with the SEC. Directors and executive officers are required by SEC regulations to furnish Embecta with copies of all Section 16(a) forms they file with respect to Embecta securities. Based solely on a review of copies of such forms and written representations from Embecta’s directors and executive officers, Embecta believes that during fiscal year 2023, all of its directors and executive officers were in compliance with the reporting requirements of Section 16(a).

Ownership of Embecta common stock
Equity compensation plan information
The following table provides certain information as of September 30, 2023 regarding Embecta’s equity compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,252,296(1)	29.06	3,422,436(2)
Equity compensation plans not approved by security holders	211,226(3)	N/A	—(4)
Total	3,463,522	29.06	3,422,436
(1)	Includes 1,831,663 SARs, 1,188,763 TVUs and 231,870 PSUs granted under the 2022 Plan.
(2)	Represents shares available for issuance under the 2022 Plan.
(3)
Includes 206,490 shares issuable under the GSIP. It also includes 2,784 Embecta shares held under the DCP and 1,952 Embecta shares held under the DDP, resulting from the transfer of the balances and elections of the corresponding BD plans, but no new elections are allowed in these plans, and no shares are paid out to participants.

(4)
Not shown are shares issuable under the GSIP. The number of shares that may become issuable will depend on future elections made by GSIP participants and there are no limits on the number of shares issuable under the GSIP. There are no new shares being credited to participant accounts in the DDP or DCP.

Deferred Compensation Plan, Directors’ Deferral Plan and the GSIP
Information regarding the deferral features of the Directors’ Deferral Plan and the DCP can be found in ”Compensation Discussion and Analysis—Other benefits under our executive compensation program.” Under the BD Restoration Plan and the BD Directors’ Deferral Plan, participants were eligible to defer the receipt of certain equity-based awards. Embecta associates and non-employee directors who were previously associated with BD had their balances under the BD Deferred Compensation and Retirement Benefit Restoration Plan or the BD 1996 Directors’ Deferral Plan, as applicable, transferred to the DCP or the Directors’ Deferral Plan, as applicable. The shares credited to the applicable BD plan were credited with the Embecta dividend in the form of notional Embecta shares. The notional Embecta shares are adjusted periodically to reflect the payment and reinvestment of dividends on the Embecta common stock. Amounts credited to the Embecta common stock accounts of the DCP and Directors’ Deferral Plan are paid out in cash at the time of distribution. The DCP and Directors’ Deferral Plan are not qualified, and participants have an unsecured contractual commitment of Embecta to pay the amounts due under the plan.
Information regarding the deferral features of the Directors’ Deferral Plan and the DCP can be found in ”Compensation Discussion and Analysis—Other benefits under our executive compensation program.”

Proposal 4: Approval of an
amendment to the Embecta 2022
Employee and Director Equity-Based
Compensation Plan
Approval of Amendment
At the 2024 Annual Meeting, stockholders will be asked to approve an amendment to the 2022 Plan. The amendment was approved by the Board on December 13, 2023, subject to stockholder approval, and would: (i) increase the number of shares of Embecta common stock authorized for issuance under the 2022 Plan by 3,189,000 shares, (ii) prohibit the substitution of outstanding underwater stock options and SARs with any other awards, in addition to the already existing prohibition on repricing, and (iii) expressly prohibit the payment of dividend rights and dividend equivalents before the vesting of the awards to which they relate.
The purpose of the 2022 Plan is to attract, retain and motivate non-employee directors and associates throughout the Embecta organization who are important to Embecta’s future, and to align the interests of its employees with those of its stockholders. Therefore, the Board is asking stockholders to approve this amendment to increase the number of shares of Embecta common stock that remain available for issuance under the 2022 Plan by 3,189,000 shares so that the number of shares that remain available for issuance under the 2022 will be increased from 1,785,439 shares, as of December 11, 2023, to 4,974,439 shares.
Reasons to Vote for the Proposal
Long-term equity is a key component of our compensation programs. The Board believes that equity awards help to attract, motivate, and retain talented leaders, employees and directors.
Equity awards granted under the 2022 Plan align participant and stockholder interests. Equity awards, whose value depends on predetermined performance metrics and which require continued service over time before any value can be realized, link participant compensation to the Company’s performance and maintain a culture based on employee stock ownership.
The 2022 Plan is the sole active plan for granting equity awards. If stockholders do not approve the proposed increase in the share reserve, we may not have sufficient shares to meet our expected needs as early as 2025 and we will lose access to an important compensation tool in the labor markets in which we compete.
Limitations on our ability to grant equity awards would have significant negative consequences for us and our stockholders. One alternative to using equity awards would be to significantly increase cash compensation. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business and would negatively impact our ability to attract, motivate, and retain employees.
We manage our equity compensation program thoughtfully. We manage our long-term stockholder dilution by limiting the number of equity awards granted annually and limiting what we grant to what we believe is an appropriate amount of equity necessary to attract, reward, and retain employees.

Proposal 4: Approval of an amendment to the Embecta 2022
Basis for the Requested Share Reserve Increase
Our Board believes that the 2022 Plan has contributed significantly to our success by enabling us to attract and retain the services of highly qualified leaders. The request of 3,189,000 additional shares is driven by stock price volatility and takes into consideration an increasingly competitive labor market in which we compete for talent.
Share Activity as of September 30, 2023

Number of Outstanding SARs	1,831,663
Weighted Average Exercise Price	29.06
Weighted Average Remaining Contractual Term (Years)	7.7
Number of Outstanding TVUs	1,188,763
Number of Outstanding PSUs(1)	231,870
Share Reserve under 2022 Plan	3,422,436
(1)
Embecta awarded 244,192 PSUs to certain executive officers and employees which vest after three years, subject to continued employment of the recipients and the achievement of certain performance metric targets. Of the awarded amount, 12,322 were forfeited due to terminations and 231,870 remain outstanding. For a portion of these awards, the Company has identified certain performance metrics and targets that will be fully established at a future date. The Company has determined that the service inception date precedes the grant date for these awards as (a) the awards were authorized prior to establishing an accounting grant date, (b) the recipients began providing services prior to the grant date, and (c) there are performance conditions that, if not met by the accounting grant date, will result in the forfeiture of the awards. The number shown here represents the full number of outstanding PSUs as of September 30, 2023, inclusive of these awards which contain targets that will be fully established at a future date.

If the proposed amendment to the 2022 Plan is not approved, based on recent share usage rates and the recent price of Embecta common stock, we estimate that the resulting amount of shares would not be sufficient to support the grant of our annual equity awards as early as FY 2025. If the proposed amendment is not approved, we would be required to significantly increase the cash component of our compensation programs by replacing equity awards with cash awards, which does not best align with stockholders’ interests.
Description of the 2022 Plan
The principal features of the 2022 Plan are summarized below. We encourage you to read the entire proposed amendment to the 2022 Plan, which is attached as Appendix B to this proxy statement, and the 2022 Plan document for the full statement of its legal terms and conditions. If there is any conflict or inconsistency between this summary and the provisions of the 2022 Plan, the provisions of the 2022 Plan will govern.
Authorized Shares
If the stockholders approve the proposed amendment, there will be a maximum of 10,189,000 Embecta shares available for issuance under the 2022 Plan. All shares available for issuance under the 2022 Plan are subject to adjustment as described below. Shares underlying awards issued in assumption of, or substitution for, awards issued by a company acquired by Embecta (referred to as “Substitute Awards”) will not reduce the number of shares remaining available for issuance under the 2022 Plan. To the extent any outstanding award granted under the 2022 Plan (other than a Substitute Award) is forfeited, settled for cash, or otherwise terminates without the delivery of shares, the shares subject to the award will become available again for issuance. In the event an award is exercised through the delivery of Embecta shares, or withholding tax liabilities arising from an award are satisfied by the withholding of shares, the shares so delivered or withheld will not be available for issuance under the 2022 Plan. The maximum number of Embecta shares available to be granted pursuant to awards to any non-employee director under the 2022 Plan in any fiscal year of the Company shall be equal to $500,000 as of the applicable date of grant.

Proposal 4: Approval of an amendment to the Embecta 2022
Eligibility
Any employee or director of Embecta or any of its affiliates is eligible to receive awards under the 2022 Plan. Additionally, any holder of an outstanding equity-based award issued by a company acquired by Embecta may be granted a Substitute Award under the 2022 Plan.
Administration
The 2022 Plan is administered by the Compensation Committee. The Compensation Committee has the sole discretion to grant to eligible participants one or more equity awards and to determine the type, number or amount of any award to be granted. The Compensation Committee has the authority to, among other things, interpret any provision of the 2022 Plan, adopt rules and regulations for administering the 2022 Plan, and delegate any administrative responsibilities under the 2022 Plan. Decisions of the Compensation Committee are final and binding on all parties.
Awards
General. Awards are granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise, the holder will receive cash, Embecta stock, other securities, other awards, other property or any combination thereof. Shares of stock deliverable under the 2022 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
Exercise price. Except in the case of Substitute Awards, the exercise price of any stock option or SAR will not be less than 100% of the fair market value of the Embecta stock or other security on the date of grant. The Compensation Committee may not, without approval of Embecta’s stockholders or in connection with an adjustment event described below, amend an award to reduce its exercise, grant or purchase price (a “repricing”), cancel an outstanding stock option or SAR and replace it with a new award with a lower exercise price (except for adjustments in connection with stock splits and other events, as described below), or exchange for cash any option or SAR whose exercise price is less than the then-current Embecta stock price.
Exercise of award; Form of consideration. The Compensation Committee will determine the times at which options and other purchase rights may be exercised, and the methods by which payment of the purchase price may be made. No loans may be extended by Embecta to any participant in connection with the exercise of an award (although Embecta is permitted to maintain a broker-assisted “cashless exercise” program for stock options).
Stock options and stock appreciation rights. The term of any stock options and SARs granted under the 2022 Plan will be established by the Compensation Committee, but may not exceed 10 years. The Compensation Committee may impose a vesting schedule on stock options and SARs. Unless otherwise provided by the Compensation Committee, employee stock options and SARs:
•
are exercisable following voluntary termination of employment or involuntary termination of employment without cause for three months, to the extent such awards were exercisable at the time of termination;

•	become fully vested upon retirement, death and disability, and otherwise remain in effect in accordance with their terms; and
•	otherwise lapse upon termination of employment.
Stock options granted under the 2022 Plan may be incentive stock options, which afford certain favorable tax treatment for the holder, or nonqualified stock options.
Restricted stock and restricted stock units. The Compensation Committee may impose restrictions on restricted stock and restricted stock units, in its discretion. Unless otherwise provided by the Compensation Committee, upon death, disability or retirement, all restrictions on restricted stock and restricted stock units will no longer apply. In all other cases of termination of employment during the restriction period, restricted stock and restricted stock units will be forfeited.

Proposal 4: Approval of an amendment to the Embecta 2022
Performance units. Performance unit payments are tied to the attainment of performance goals established by the Compensation Committee. The Compensation Committee will establish the performance criteria, the length of the performance period and the form and time of payment of the award. Unless otherwise provided by the Compensation Committee, upon retirement or involuntary termination without cause during the performance period, a holder of performance units will receive a pro rata portion of the amount otherwise payable under the award. In the event of voluntary termination or termination for cause, performance units will be forfeited. In other cases of termination of employment during the performance period, the rights of the holder will be as determined by the Compensation Committee.
Other stock-based awards. The Compensation Committee may grant and establish the terms and conditions of other stock-based awards, such as dividend equivalent rights.
Adjustments
In the event of a corporate transaction, the Compensation Committee may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the limits set forth in the 2022 Plan; (ii) the number and kind of shares or other securities subject to outstanding awards; (iii) the performance goals applicable to outstanding awards; and (iv) the exercise price of outstanding awards (clauses (i) – (iv) together, the “award terms”). In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of Embecta, in each case without consideration, or other extraordinary dividend of cash or other property to Embecta’s stockholders, the Compensation Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to the award terms.
Transferability
Awards granted under the 2022 Plan are not transferable other than by will or the laws of descent and distribution, except as otherwise provided by the Compensation Committee. However, in no event may an award be transferred by a participant for value. Except to the extent a transfer is permitted, an award may be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.
Minimum Vesting Period
Awards under the 2022 Plan shall be subject to a regular vesting period of at least one year following the date of grant, except that this requirement will not apply to up to five percent of shares available for grant under the 2022 Plan or to Substitute Awards or Converted Awards.
Change in Control
Awards under the 2022 Plan will not automatically vest upon a change in control if the awards are either continued or replaced with similar awards. In those instances, the awards will automatically vest only if the associate is terminated without “cause” or the associate terminates employment for “good reason” (as such terms are defined in the 2022 Plan) within two years of the change in control. Awards under the 2022 Plan will vest upon a change in control if the awards are neither continued nor replaced with similar awards.
Amendment and Termination
The Board may amend, discontinue or terminate the 2022 Plan or any portion of the 2022 Plan at any time. Stockholder approval may be required by the Nasdaq listing rules, tax or regulatory requirements for certain amendments. Participant approval must also be obtained for any amendment that would adversely affect the rights of such participant under any award granted under the 2022 Plan prior to the amendment. No awards may be granted after the tenth anniversary of the effectiveness of the 2022 Plan.

Proposal 4: Approval of an amendment to the Embecta 2022
Certain Federal Income Tax Consequences
The following is a brief summary of certain significant United States Federal income tax consequences under the Internal Revenue Code, as in effect on the date of this summary, applicable to the Company and plan participants in connection with awards under the 2022 Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. If an award constitutes nonqualified deferred compensation and fails to comply with Section 409A, the award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes.
Incentive Stock Options. Generally, an optionee incurs no federal income tax liability on either the grant or the exercise of an incentive stock option, although an optionee will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the shares subject to the option over the exercise price. Provided that the shares are held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the shares will be taxed as long-term capital gain. If the shares are disposed of within a shorter period of time, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. The Company receives no tax deduction on the grant or exercise of an incentive stock option, but the Company is entitled to a tax deduction if the optionee recognizes ordinary income on account of an early disposition of shares acquired on exercise of an incentive stock option, in the same amount and at the same time as the optionee recognizes income.
Non-Qualified Stock Options. An optionee realizes no taxable income when a nonqualified stock option is granted. Instead, the difference between the fair market value of the shares acquired pursuant to the exercise of the option and the exercise price paid is taxed as ordinary compensation income when the option is exercised. The difference is measured and taxed as of the date of exercise, if the shares are not subject to a “substantial risk of forfeiture,” or as of the date or dates on which the risk terminates in other cases. An optionee may elect to be taxed on the difference between the exercise price and the fair market value of the shares on the date of exercise, even though some or all of the shares acquired are subject to a substantial risk of forfeiture. Once ordinary compensation income is recognized, gain on the subsequent sale of the shares is taxed as short-term or long-term capital gain, depending on the holding period after exercise. The Company receives no tax deduction on the grant of a nonqualified stock option, but it is entitled to a tax deduction when an optionee recognizes ordinary compensation income on or after exercise of the option, in the same amount as the income recognized by the optionee.
Stock Appreciation Rights. A person realizes no income upon the grant of a SAR, but upon its exercise recognizes ordinary compensation income in an amount equal to the cash or cash equivalent received at that time. If the person receives shares upon exercise of a SAR, he or she recognizes ordinary compensation income equal to the fair market value of the shares received (reduced, if applicable, by the base amount set forth in the related agreement), assuming the shares are not subject to a substantial risk of forfeiture at exercise. The Company is entitled to a tax deduction in the amount of ordinary compensation income recognized.
Stock Awards. A person who receives an award of shares subject to restrictions will not recognize ordinary compensation income at the time the award is received but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of that income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid for the shares. Alternatively, a person may elect to be taxed, pursuant to Section 83(b) of the Code, on the excess of the fair market value of the shares at the time of grant over the amount (if any) paid for the shares, notwithstanding any restrictions.
A person who receives an award of restricted stock units will recognize ordinary compensation income equal to the fair market value of the shares (or cash received), less any amount paid, upon settlement of the award, which generally occurs shortly after vesting.

Proposal 4: Approval of an amendment to the Embecta 2022
All taxable amounts are deductible by us at the time and in the amount of the ordinary compensation income recognized by the recipient.
When restricted stock shares are no longer subject to a substantial risk of forfeiture or shares received on settlement of a restricted stock unit are subsequently sold, the recipient generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of the shares and his or her tax basis in the shares (generally, the ordinary income recognized received plus any amount paid). The capital gain or loss will be long-term if the shares were held for more than one year or short-term if held for a shorter period.
Performance Units. A person who receives a performance unit generally will not recognize ordinary compensation income at the time of grant. Rather, the recipient will generally recognize ordinary compensation income equal to the fair market value of the shares or cash received less the price paid, if any, at the time the award settles and the Compensation Committee has determined the extent to which the award has been earned relative to the performance goals.
When any shares are subsequently sold, the recipient generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of the shares and his or her tax basis in the shares (generally, the ordinary income recognized plus any amount paid). The capital gain or loss will be long-term if the shares were held for more than one year or short-term if held for a shorter period.
We will be entitled to a tax deduction when the recipient recognizes ordinary compensation income.
Dividends. The full amount of dividends or other distributions of property made with respect to awards before the lapse of any applicable restrictions will constitute ordinary compensation income, and the Company is entitled to a deduction at the same time and in the same amount as the income is realized by the recipient (unless an election under Section 83(b) of the Code has been made). Any dividend equivalents on restricted stock units and performance units will be taxed as additional ordinary compensation income, and we will be entitled to a deduction at the same time and in the same amount.
Future awards
The issuance of any future awards under the 2022 Plan will be at the discretion of the Compensation Committee. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.
As of December 11, 2023, outstanding awards under the 2022 Plan are held by, or approved to be granted to, the following named individuals and groups:
Name	SARs (Number of Shares)	TVUs (Number of Units)	PSUs (Number of Units)
Dev Kurdikar	690,967	368,458	261,907
Jake Elguicze	158,600	98,383	81,390
Shaun Curtis	77,259	32,535	27,663
Jeff Mann	158,600	81,539	65,415
Brian Capone	26,044	18,274	12,479
Ajay Kumar	44,070	—	—
All current executive officers as a group	1,155,540	625,618	464,006
All non-employee directors	—	59,098	—
All other employees	674,928	1,386,934	298,245
Total	1,830,469	2,071,650	762,251

General information
Proxy solicitation
These proxy materials are being mailed or otherwise sent to stockholders of Embecta on or about December 22, 2023 in connection with the solicitation of proxies by the Board for Embecta’s 2024 Annual Meeting to be held at 8:00 a.m. EST on February 7, 2024 at Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey. Embecta’s directors and its officers and other Embecta associates also may solicit proxies by telephone or otherwise. Brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held on February 7, 2024. This proxy statement and Embecta’s 2023 Annual Report of Stockholders are also available at investors.embecta.com/financials-filings/annual-reports.
Stockholders entitled to vote
The record date for determining stockholders entitled to notice of, and to vote at, the 2024 Annual Meeting (or any adjournment or postponement thereof) is December 11, 2023. As of such date, there were 57,574,036 shares of Embecta common stock outstanding, each entitled to one vote.
Attendance at the 2024 Annual Meeting
To attend the 2024 Annual Meeting, you must be a stockholder as of the record date.
Stockholders of record who hold their shares directly with our transfer agent, Computershare, will be admitted after providing a form of government identification (i.e., driver’s license).
If your shares are held in the name of a bank, broker or other nominee (also known as shares held in “street name”) and you wish to attend the meeting, you must present proof of ownership as of the record date, such as a bank or brokerage account statement, to be admitted. Embecta will request appropriate government identification for any person seeking to attend the meeting as a condition of admission.
How to vote at the meeting or by proxy
Stockholders of record may cast their votes at the meeting. In addition, stockholders of record may cast their votes by proxy, and participants in the Embecta plans described below may submit their voting instructions, by:
•	using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the “proxy card”);
•	using the telephone number listed on their proxy card; or
•	signing, completing and returning the proxy card in the postage-paid envelope provided.
Votes and voting instructions provided through the Internet and by telephone are authenticated by use of your control number. This procedure allows stockholders to appoint a proxy, and the various plan participants to provide voting instructions, and to confirm that their actions have been properly recorded. If you vote through the Internet or by telephone, you do not need to return your proxy card. In order to be timely processed, voting instructions submitted by participants in the

General information
Embecta plans must be received by 11:59 p.m. EST on February 2, 2024. All proxies submitted by record holders through the Internet, by telephone or by mail must be received by 11:59 p.m. EST on February 6, 2024 in order to be timely processed.
If you are the beneficial owner of shares held in street name, you can direct your bank, broker or other nominee on how to vote your shares by following the instructions provided to you by your nominee. In the alternative, you may vote in person at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting.
Shares represented by properly executed proxies will be voted in accordance with the instructions specified therein. Shares represented by properly executed proxies that do not specify voting instructions will be voted in accordance with the recommendations of the Board set forth in this proxy statement. If you hold your shares in street name and do not provide timely voting instructions to your bank, broker or other nominee, your nominee will not be permitted to vote your shares in its discretion on the election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 3) or the approval of an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan (Proposal 4), but may still be permitted to vote your shares in their discretion on the ratification of the independent registered public accounting firm (Proposal 2). See “Broker non-votes” below.
Broker non-votes
A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide such record holder with voting instructions on any non-routine matters brought to a vote at the annual meeting. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of the selection of the independent registered public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 3) and the approval of an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan (Proposal 4). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.
Quorum; required vote
The quorum for the 2024 Annual Meeting is a majority of the outstanding shares of Embecta common stock as of the Record Date represented in person or by proxy. Abstentions and broker non-votes are counted as present to determine whether there is a quorum for the 2024 Annual Meeting.
Proposal 1 (Election of Directors). Directors are elected by a majority of the votes cast at the meeting. If a quorum is present, a director nominee will be elected if the number of shares voted “for” a director nominee’s election exceeds 50% of the number of votes cast with respect to that director nominee’s election. As discussed above, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. Abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on determining whether the required majority vote has been attained.
If an incumbent director receives a greater number of votes “against” the director’s election than votes “for” such election, the director must offer to submit his or her resignation and the Board will decide whether to accept the offer to resign in accordance with the process described in “Board Practices, Policies and Processes - Majority voting standard for election of directors” above.
Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote To Approve Named Executive Officer Compensation) and Proposal 4 (Approval of an Amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan). Approval of each of Proposal 2, Proposal 3 and Proposal 4 requires the affirmative vote of a majority of the shares of Embecta common stock present in person

General information
or represented by proxy at the 2024 Annual Meeting and entitled to vote thereon. Shares voting “abstain” on any of these proposals will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. For Proposals 3 and 4, which are non-routine matters, broker non-votes will not be counted as entitled to vote thereon and, accordingly, will have no effect on the outcome of the vote on these proposals.
The result of the vote on Proposal 3 is not binding on the Board. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety.
Revocation of proxies or change of instructions
A proxy given by a stockholder of record may be revoked or changed by:
•
sending written notice of revocation to the Corporate Secretary of Embecta at 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054 so that it is received no later than February 6, 2024, or delivering such notice at the meeting, prior to the voting of the proxy,

•	delivering a proxy (by one of the methods described above under the heading “How to vote at the meeting or by proxy”) bearing a later date, or
•	voting in person by written ballot at the meeting.
Participants in the plans described above may change their voting instructions by timely delivering new voting instructions by one of the methods described above under the heading “How to vote at the meeting or by proxy.”
If you are the beneficial owner of shares held in street name, you may revoke or change your voting instructions in the manner provided by your bank, broker or other nominee, or you may vote in person at the meeting in the manner described above under the heading “How to vote at the meeting or by proxy.”
Stockholder proposals or director nominations for 2025 annual stockholder meeting
Any proposal that a stockholder wishes to submit for inclusion in Embecta’s proxy materials for Embecta’s 2025 annual stockholder meeting pursuant to SEC Rule 14a-8 must be received by Embecta not later than August 24, 2024.
A stockholder’s notice of nomination of one or more director candidates to be included in Embecta’s proxy statement and proxy card pursuant to Article II, Section 8 of our By-Laws (a “proxy access director nomination”) must be received by Embecta not earlier than July 25, 2024 and not later than August 24, 2024.
Notice of any other business or director nomination (that is, other than a matter brought pursuant to SEC Rule 14a-8 or a proxy access director nomination) that a stockholder wishes to present for consideration at the 2025 annual stockholder meeting pursuant to the advance notice requirements in Article II, Section 3 of our By-Laws must be received by Embecta not earlier than October 10, 2024 and not later than November 9, 2024. In addition to the requirements set forth in our By-Laws, stockholders who intend to solicit proxies for nominations for election to the Board other than the Company’s nominees in reliance on the universal proxy rule (Rule 14a-19 under the Exchange Act) must also comply with the additional requirements of Rule 14a-19.
Any proposal or director nomination submitted by a stockholder in connection with the 2025 annual stockholder meeting must satisfy the applicable information and other requirements specified in Embecta’s By-Laws, which are available on Embecta’s website at investors.embecta.com/ corporate-governance/documents-charters. All proposals and nominations, and all supporting materials

General information
required by our By-Laws, must be addressed to: Corporate Secretary, Embecta Corp., 300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054. Embecta will not consider any proposal or nomination that is not timely delivered or otherwise does not meet the By-Law and SEC requirements for submitting the proposal or nomination.
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a paper or electronic copy of this proxy statement and the Company’s 2023 Annual Report of Stockholders by visiting www.ProxyVote.com, by calling 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com prior to January 24, 2024.
Other matters
The Board is not aware of any matters to be presented at the 2024 Annual Meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting (or any adjournment or postponement thereof), the persons named in the proxy card will vote on such matters in their discretion in accordance with their best judgment.
Note about the Embecta website
Web links to the Embecta website throughout this document are provided for convenience only. Please note that information on or accessible through the Embecta website is not part of, or incorporated by reference into, this proxy statement.

Appendix A: Reconciliation of
non-GAAP financial measures
Presented below are reconciliations of non-GAAP financial measures discussed in this proxy statement to the comparable GAAP financial measures. The presentation of these measures has limitations as an analytical tool and should not be considered in isolation, or as a substitute for the Company’s results as reported under GAAP. Because not all companies use identical calculations, the presentations of these non-GAAP measures may not be comparable to other similarly titled measures of other companies. All figures below are rounded, and totals may not add due to rounding.
Reconciliation of Revenues to Constant Currency Revenue (2023 bonus determinations)
The Company uses Constant Currency Revenue in its decision making related to incentive compensation, including for purposes of its bonus determinations, and believes that it is useful to exclude the impact of fluctuations in foreign exchange rates from the setting of the Bonus Plan targets to actual foreign exchange rates during the 12 months ended September 30, 2023 in order to evaluate the underlying operating performance of the business.
U.S. dollars in millions
12 Months Ended September 30, 2023
Revenues	1,120.8
FX impact(1)	(26.3)
Constant Currency Revenue (2023 bonus determinations)	1,094.5
Reconciliation of Revenues to Constant Currency Revenue (Pay Versus Performance)
The Company has selected Constant Currency Revenue, which is defined as revenues excluding (i) the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022 and (ii) revenues derived from contract manufacturing, as the most important financial performance measure (that is not otherwise required to be disclosed in the PvP Table), because the financial metrics used to link compensation paid to the Company’s NEOs to the Company’s performance for both our Bonus Plan and PSUs are revenues-adjacent measures (as explained in the “Compensation Discussion and Analysis” section of this proxy statement). The Company believes it is useful to exclude the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022 in order to evaluate the underlying operating performance of the business and to exclude revenues derived from contract manufacturing to exclude the transient impact of the manufacturing and sale of non-diabetes products to BD, in order to better reflect Embecta’s core injection business and provide a more accurate year over year measure.
U.S. dollars in millions
	12 Months Ended September 30, 2022	12 Months Ended September 30, 2023
Revenues	1,129.5	1,120.8
FX impact(2)		26.5
Revenues derived from contract manufacturing(3)	(14.9)	(13.0)
Constant Currency Revenue (PvP)	1,114.6	1,134.3
A-1

Appendix A: Reconciliation of non-GAAP financial measures
Reconciliation of Net Income to Adjusted EBITDA (2023 bonus determinations)
We believe Adjusted EBITDA provides meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. The Company uses Adjusted EBITDA in its operational and financial decision making, including for incentive compensation purposes, and believes that it is useful to exclude certain items in order to focus on what it regards to be a meaningful alternative representation of the underlying operating performance of the business.
U.S. dollars in millions
12 Months Ended September 30, 2023
Net income	70.4
Interest expense, net	107.0
Income taxes	35.3
Depreciation and amortization	32.6
EBITDA	245.3
Stock-based compensation expense(4)	21.9
One-time stand up costs(5)	93.7
European regulatory initiative-related costs(6)	1.3
Business optimization and severance related costs(7)	5.6
Impairment losses(8)	2.5
Deferred jurisdiction adjustments in Other income (expense), net for taxes(9)	8.4
FX Impact(10)	(15.0)
Adjusted EBITDA (2023 bonus determinations)	363.7
(1)	Represents impact of fluctuations in foreign exchange rates from the setting of the Bonus Plan targets to actual foreign exchange rates during the 12 months ended September 30, 2023.
(2)
This adjustment excludes the impact of fluctuations in foreign currency exchange rates by comparing results between periods as if exchange rates had remained constant period-over-period since October 1, 2022.

(3)
We have excluded revenues derived from contract manufacturing to exclude the transient impact of the manufacturing and sale of non-diabetes products to BD, in order to better reflect Embecta’s core injection business and provide a more accurate year over year measure. We believe that this measure reflects Embecta’s ability to innovate and compete in the global marketplace over a multi-year period. Due to the Separation date of April 1, 2022, our 2022 results include pre-Separation revenue for which there was no contract manufacturing revenues to be excluded.

(4)
Represents stock-based compensation expense incurred during the 12 months ended September 30, 2023. For the 12 months ended September 30, 2023, $18.1 million is recorded in Selling and administrative expense, $2.2 million is recorded in Cost of products sold, and $1.6 million is recorded in Research and development expense.

(5)
One-time stand up costs incurred primarily include costs to stand up the Company. For the 12 months ended September 30, 2023, approximately $92.7 million and $1.0 million are recorded in Other operating expenses and Selling and administrative expense, respectively.

(6)
Represents costs required to develop processes and systems to comply with regulations such as the European Union Medical Device Regulation and General Data Protection Regulation which represent a significant, unusual change to the existing regulatory framework. We consider these costs to be duplicative of previously incurred costs and/or one-off costs, which are limited to a specific period of time. These costs were recorded in Research and development expense.

(7)	Represents business optimization and severance related costs recorded in Other operating expenses.
(8)	Relates to impairment charges incurred. The impairment charges are recorded in Impairment Expense.
(9)	Represents amounts due to BD for tax liabilities incurred in deferred closing jurisdictions where BD is considered the primary obligor.
(10)
Represents impact of fluctuations in foreign exchange rates from the setting of the Bonus Plan targets to actual foreign exchange rates during the 12 months ended September 30, 2023. The impact of fluctuations in foreign exchange rates are not presented as an adjustment to arrive at Adjusted EBITDA reported in our earnings release for the quarter and fiscal year ended September 30, 2023 furnished with the SEC on November 21, 2023.

A-2

Appendix B: Amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan
Amendment No. 1 to the Embecta Corp. 2022 Employee and Director
Equity-Based Compensation Plan
This Amendment (the “Amendment”) to the Embecta Corp. 2022 Employee and Director Equity-Based Compensation Plan (the “2022 Plan”), is made effective as of the 7th day of February, 2024, by Embecta Corporation, a Delaware corporation (the “Company”).
1.	Amendment to Section 5(a) of the 2022 Plan. Section 5(a) of the 2022 Plan is deleted in its entirety and replaced with the following:
The maximum aggregate number of Shares available for issuance under the Plan is 10,189,000 shares, which includes Shares subject to all Assumed Spin-Off Awards, subject to adjustment as provided below. Notwithstanding the foregoing and subject to adjustment as provided in Sections 5(e) and 5(f), the maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 10,189,000 Shares. The maximum number of Shares available to be granted pursuant to Awards to any non-employee director under the Plan in any fiscal year of the Company shall be equal to $500,000 as of the applicable date of grant.
2.	Amendment to Section 13(b) of the 2022 Plan. The second sentence of Section 13(b) of the 2022 Plan is deleted in its entirety and replaced with the following:
In no event shall an outstanding Option or Stock Appreciation Right for which the exercise price is less than the Fair Market Value of a Share be cancelled in exchange for cash or any other Award (including, except as provided in Sections 5(e) and 5(f), a new Option or Stock Appreciation Right with a lower exercise price), without approval of the Company’s shareholders.
3.	Addition of a new Section 17 to the 2022 Plan. The following new Section should be added to the 2022 Plan:
Section 15. Dividend Rights and Dividend Equivalents.
The Committee may provide that an Award other than an Option or a Stock Appreciation Right include dividend rights and dividend equivalents. Dividend equivalents may also be granted to Participants at such time or times as shall be determined by the Committee, in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. Dividend equivalents may, at the discretion of the Committee, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Committee; provided that dividend rights, dividend equivalents or other distributions on Awards that are subject to vesting criteria shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited.
4.	Continued Effect. Except as set forth herein, the 2022 Plan shall remain unchanged and in full force and effect.
B-1

300 Kimball Drive, Ste 300, Parsippany, New Jersey 07054
201-847-6880
Embecta.com
Embecta and the Embecta logo are trademarks of Embecta Corp.
All other trademarks are the property of their respective owners. ©2022 Embecta. All rights reserved.

EMBECTA CORP.
300 KIMBALL DRIVE
PARSIPPANY, NEW JERSEY 07054

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 2, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 2, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26211-P00542

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMBECTA CORP.

The Board of Directors recommends you vote FOR each of the following director nominees for a term expiring at Embecta's 2026 annual stockholder meeting:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Dr. Milton M. Morris	☐	☐	☐
1b. Dr. Claire Pomeroy	☐	☐	☐
1c. Ms. Karen N. Prange	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	**For**	**Against**	**Abstain**
2. Ratification of selection of independent registered public accounting firm	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐
4. Approval of an amendment to the Embecta 2022 Employee and Director Equity-Based Compensation Plan	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V26212-P00542

EMBECTA CORP.
Annual Meeting of Stockholders
February 7, 2024 8:00 AM ET
This proxy is solicited by the Board of Directors

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Jeff Mann, with full power of substitution, as proxy, to vote all stock in Embecta Corp. which the stockholder(s) would be entitled to vote on all matters which may properly come before the 2024 Annual Meeting of Stockholders to be held on February 7, 2024 at 8:00 AM ET at the Hilton Short Hills, located at 41 John F. Kennedy Parkway, Short Hills, NJ 07078 and any adjournments or postponements thereof. If this proxy is properly executed, the proxy shall vote subject to the directions indicated on the reverse side of this form, and the proxy is authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxy will vote as the Board of Directors recommends where a choice is not specified.

Continued and to be signed on reverse side